EXHIBIT 2.2
EQUITY PURCHASE AGREEMENT
Among
CROWN HOLDINGS, INC.
and
CROWN ACQUISITION CORP.
Dated as of July 3, 2007

EQUITY PURCHASE AGREEMENT
          This Equity Purchase Agreement (this “Agreement”) is made as of July 3, 2007 by and among CROWN HOLDINGS, INC., a Minnesota corporation (the “Seller”), and CROWN ACQUISITION CORP., a Delaware corporation (the “Buyer”).
RECITALS
          WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller on the terms and subject to the conditions set forth herein:
          (i) all of the Seller’s right, title and interest in, to and under all of the Equity Interests of Crown Iron Works Company, a Delaware corporation (“Crown Iron Works”), held by the Seller which consists of all of the issued and outstanding shares of common stock of Crown Iron Works (the “Crown Iron Works Interests”);
          (ii) all of the Seller’s right, title and interest in, to and under all of the Equity Interests of Europa Crown Management Ltd., an English company (“Europa Crown”), held by the Seller which consists of all of the issued and outstanding Equity Interests of Europa Crown (the “Europa Crown Interests”);
          (iii) all of the Seller’s right, title and interest in, to and under all of the Equity Interests of Europa Crown Limited, an English company (“ECL”), held by the Seller (the “ECL Interests”);
          (iv) all of the Seller’s right, title and interest in, to and under all of the Equity Interests of Crown Biofuels, LLC, a Minnesota limited liability company (“Crown Biofuels”), held by the Seller which consists of all of the issued and outstanding membership interests of Crown Biofuels (the “Crown Biofuels Interests”);
          (v) all of the Seller’s right, title and interest in, to and under (i) all of the Equity Interests of Wuhan Crown Friendship Edible Oil Engineering Co. Ltd., a Chinese company (“Wuhan Crown”), held by the Seller which consists of 60% of the Equity Interests of Wuhan Crown (the “Wuhan Crown Equity Interests”), and (ii) that certain Joint Venture Contract, dated July 26, 2001, as amended by the Amended Joint Venture Contract in 2003 and as further amended pursuant to the Consent and Waiver dated May 21, 2007 (the “Wuhan Crown JV Agreement”), among the Seller and Wuhan Jinma Food Industry Technology Co., Ltd. (the “Wuhan Crown JV Interests” and together with the Wuhan Crown Equity Interests, the “Wuhan Crown Interests”, and the Wuhan Crown Interests, together with the Crown Iron Works Interests, the Europa Crown Interests, the ECL Interests and the Crown Biofuels Interests, the “Purchased Interests”);
          NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:
          “Access Persons” has the meaning specified in Section 3.20(e).
          “Accounts Receivable” has the meaning specified in Section 3.08(a).
          “Aggregate Closing Indebtedness” means the aggregate sum of the Closing Indebtedness Amounts of the Test Parties.
          “Agreement” has the meaning specified in the preamble to this Agreement.
          “Applicable Accounting Principle” means (i) GAAP with respect to the Seller, Crown Iron Works, Crown Biofuels and CO2LD, LLC, (ii) UK GAAP with respect to Europa Crown, ECL and ECUK, and (iii) the China Standard with respect to Wuhan Crown.
          “Applicable Domestic Entity” means Crown Iron Works, Crown Biofuels and CO2LD, LLC and each of their respective Subsidiaries (other than any Subsidiary that constitutes an Applicable Foreign Entity).
          “Applicable Entity” means all of the Applicable Domestic Entities and all of the Applicable Foreign Entities.
          “Applicable Entity Facilities” means any real property, leaseholds or other real estate interests currently or formerly owned or operated by any of the Applicable Representation Entities and any buildings, plants, structures, fixtures or equipment currently or formerly owned or operated by any of the Applicable Representation Entities.
          “Applicable Foreign Entity” means Europa Crown, Wuhan Crown, KNM Crown and Hiplex Technologies and each of their respective Subsidiaries.
          “Applicable Material Contract” means any Material Contract of the type specified in clauses (v), (vi), (vii), (viii), (xiv) or (xv) of Section 3.15(a).
          “Applicable Tax Foreign Entity” means each Applicable Foreign Entity (other than KNM Crown and Hiplex Technologies) that is required to pay United States federal income taxes
          “Applicable Representation Entity” means all of the Applicable Entities (other than KNM Crown and Hiplex Technologies).
          “Balance Sheet Date” has the meaning specified in Section 3.05(a).
          “Base Purchase Price” has the meaning specified in Section 2.02(a).
          “Benefit Plan” has the meaning specified in Section 3.11(a).

          “Biolux Contracts” has the meaning specified in Section 3.15(e).
          “Biolux Project” means the development and supply by one or more of the Applicable Entities and their affiliates to Nantong Biolux Bioenergy Protein Feed Co. Ltd. or one or more of its affiliates of 2,100 MTPD rapeseed crushing plant and 818 MTPD biodiesel processing plant and refining transesterifcation plant with Glycerine as a saleable bi-product, together with any related equipment, installation, commissioning or civil engineering.
          A “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any other Transaction Document will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.
          “Buyer” has the meaning specified in the preamble to this Agreement.
          “Buyer Covenant Breach” has the meaning specified in Section 9.03(b).
          “Buyer Indemnified Party” has the meaning specified in Section 9.02.
          “Buyer’s Advisors” has the meaning specified in Section 5.02.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Sections 9601, et. seq.).
          “China Approval” means all Governmental Authorizations required to be obtained by the Seller and the Buyer from Chinese Governmental Bodies in connection with the transfer of the Wuhan Crown Interests from the Seller to the Buyer as contemplated by this Agreement.
          “China Standard” means the Accounting Standards for Business Enterprises and Accounting Systems for Business Enterprises applied in Peoples Republic of China, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.
          “Closing” has the meaning specified in Section 2.04(a).
          “Closing Date” has the meaning specified in Section 2.04(a).
          “Closing Date Cash Payment” has the meaning specified in Section 2.03(b).
          “Closing Date Proceeds” has the meaning specified in Section 2.03(c).
          “Closing Indebtedness Amount” shall mean, with respect to each Test Party, the product of (x) the aggregate Indebtedness of such Test Party as of immediately prior to the Closing on the Closing Date, times (y) such Test Party’s Closing Test Factor.
          “Closing Test Factor” means, with respect to a Test Party, the percentage set forth opposite such Test Party’s name in the following table:

Test Party	Closing Test Factor
Crown Group	100.00%
Hiplex Technologies	50.00%
KNM Crown	40.00%
Wuhan Crown	60.00%
          “Combined Crown Entities” means Crown Group (on a consolidated basis), Hiplex Technologies and KNM Crown.
          “Combined Crown Entities Net Working Capital Target” means $12,750,000.
          “Combined Crown Entities Net Working Capital Amount” means the sum total of the Net Working Capital Test Amounts of each of the Combined Crown Entities.
          “Company Audited Financial Statements” has the meaning specified in Section 3.05(a).
          “Company Interim Balance Sheets” has the meaning specified in Section 3.05(a).
          “Company Owned Intellectual Property” means all Intellectual Property that is used or held for use, in whole or in part, by any Applicable Representation Entity, other than Third Party Intellectual. Company Owned Intellectual Property includes Company Registered Intellectual Property.
          “Company Registered Intellectual Property” has the meaning specified in Section 3.20(a).
          “Company Unaudited Financial Statements” has the meaning specified in Section 3.05(a).
          “Competing Business” has the meaning specified in Section 3.21(b).
          “Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).
          “Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents.
          “Contract” means any agreement, contract, obligation, promise, instrument or undertaking (whether written or oral and whether express or implied) that is legally binding.
          “Crown Biofuels” has the meaning specified in the recitals to this Agreement.
          “Crown Biofuels Interests” has the meaning specified in the recitals to this Agreement.
          “Crown Group” means, collectively, Crown Biofuels, Crown Iron Works, ECL, ECUK and Europa Crown on a consolidated basis.
          “Crown Iron Works” has the meaning specified in the recitals to this Agreement.
          “Crown Iron Works Audited Financial Statements” has the meaning specified in Section 3.05(a).

          “Crown Iron Works Interests” has the meaning specified in the recitals to this Agreement.
          “Deferred Compensation Obligations” means, with respect to any Person, all obligations of such Person in respect of all accrued and unpaid bonuses, deferred compensation, severance, phantom stock awards and other similar payment obligations with respect to current and former officers and employees of such Person.
          “Divestiture Action” has the meaning specified in Section 5.06(b).
          “ECL” has the meaning specified in the recitals to this Agreement.
          “ECL Audited Financial Statements” has the meaning specified in Section 3.05(a).
          “ECL Interests” has the meaning specified in the recitals to this Agreement.
          “ECUK” means Europa Crown UK Limited, an English company, which is a wholly-owned subsidiary of ECL.
          “ECUK Audited Financial Statements” has the meaning specified in Section 3.05(a).
          “Encumbrance” means any charge, community property interest, condition, equitable interest, lien, option, pledge, mortgage, hypothecation, easement, servitude, defect of title, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
          “Environment” means soil, land, land surface or subsurface strata, surface waters (including, without limitation, navigable waters, ocean waters, streams, ponds, coastal and inlands water, drainage basins, and wetlands), sea-bed, river-bed, groundwaters, drinking water supply, stream sediments, air (including, without limitation, air inside buildings and in other natural and man-made structures above or below ground), workplace environments, plant and animal life and all other living organisms, and any other environmental medium or natural resource.
          “Environmental, Health and Safety Liabilities” means any obligations or Liabilities (including any claims, suits or other assertions of obligations or Liabilities) that are:
          (a) related to Environmental, human health or the safety of human beings (including on-site or off-site contamination by Hazardous Materials of the Environment); and
          (b) based upon or related to (i) any Environmental Law or (ii) any Order or permit imposed or issued by any Governmental Body relating to the Environment.
          “Environmental Law” means all applicable Legal Requirements, Orders, decrees, injunctions or judgments that addresses, that is related to or is otherwise concerned with the Environment or environmental, human health and safety, including safety of workers, Hazardous Materials or to any Hazardous Activity, including any Legal Requirement relating to any emissions, releases or discharges of Hazardous Materials into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up or control of Hazardous Materials, in each case, as in effect from time to time either before or after the Closing Date, including any of the above, which were in force at an earlier date and are no longer in force but under which any Applicable Representation Entity still has obligations and/or liabilities, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et. seq.), the Clean Water Act, as amended (33 U.S.C. Section 1251, et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801, et. seq.), the Clean Air Act (42 U.S.C. Section 7401, et. seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601, et. seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136, et seq.), or any foreign, state or local equivalent thereof.
          “Equity Interest” means, with respect to any Person, (i) any capital stock, shares, partnership interests, membership interests or other ownership or equity interests of such Person, (ii) any other interest or participation that confers on the holder thereof the right to receive a share of the profits and losses or, or distributions of assets of, such Person, excluding royalty, commission and compensation payments, and (iii) any warrants, options or other rights to acquire any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          “ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under IRC § 414.
          “Escrow Agent” means a commercial bank or trust company mutually selected by the Buyer and the Seller.
          “Estimated Aggregate Closing Indebtedness” has the meaning specified in Section 2.03(a).
          “Estimated Closing Statement” has the meaning specified in Section 2.03(a).
          “Estimated Net Working Capital Adjustment Amount” has the meaning specified in Section 2.03(a).
          “Estimated Net Working Capital Amounts” has the meaning specified in Section 2.03(a).
          “Estimated Outstanding Transaction Costs” has the meaning specified in Section 2.03(a).
          “Europa Crown” has the meaning specified in the recitals to this Agreement.
          “Europa Crown Group” means Europa Crown, ECL and ECUK, collectively.
          “Europa Crown Interests” has the meaning specified in the recitals to this Agreement.
          “Excess Shortfall Amount” has the meaning specified in Section 2.05(d)(ii).

          “Facilities” means, collectively, the Seller Facilities and the Applicable Entity Facilities.
          “Final Purchase Price” has the meaning specified in Section 2.03(b) or 2.03(c), as applicable.
          “Financial Statements” has the meaning specified in Section 3.05(a).
          “Financing” means the financing transactions contemplated by the Financing Commitments.
          “Financing Commitments” means the letter agreement between Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Bank of Montreal, BMO Capital Markets and Crown Holdings, Inc., dated as of June 28, 2007.
          “Fundamental Representations” has the meaning specified in Section 9.01.
          “Fundamental Seller Breach” has the meaning specified in Section 9.02(a).
          “Governmental Authorization” means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
          “Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
          “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that unreasonably increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that materially affects the value of the Facilities or the Applicable Representation Entities.
          “Hazardous Materials” means any of the following: (i) “hazardous substance,” “pollutants” or “contaminants” (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. § 302), including any element, compound, mixture, solution, or substance that is designated pursuant to Section 102 of CERCLA; (ii) any substance that is designated pursuant to Section 311 (b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1321(b)(2)(A)) (“FWPCA”); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, 6921) (“RCRA”); (iv) any petroleum, as that term is defined in Section 9001(6) of RCRA; (v) any toxic pollutant that is listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412); (vii) any imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601, 2606); (viii) source material, special nuclear material, or byproduct material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. § 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil; and (xi) any other material or substance which is listed, defined, designated, or classified as, or has been determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant under or pursuant to any Environmental Law or is regulated under any Environmental Law.
          “Hiplex Technologies” means Hiplex Technologies, Ltd., an English company, of which Crown Iron Works owns fifty percent (50%) of its Equity Interests.
          “Hiplex Technologies Agreements” means the (i) Exclusive License Agreement between Crown Iron Works and Tulum Ltd., dated September 20, 2005, together with the Contract Assignment and Assumption Agreement among Crown Iron Works, Hiplex Technologies and Tulum Ltd., dated December 29, 2006; and (ii) Collaboration Agreement among Crown Iron Works, CO2LD, LLC, Hiplex Technologies and Harburg-Freudenberger Maschinenbau GmbH, dated March 21, 2007.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money (including, without limitation, accrued interest and any premiums, costs or penalties associated with prepaying any such indebtedness), (b) all obligations of such Person evidenced by notes, debentures, letters of credit (to the extent drawn and not paid), credit facilities or other similar instruments or secured by an Encumbrance other than Permitted Encumbrances, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) all obligations for the deferred purchase price of property or services or past acquisitions, (e) all obligations relating to foreign currency swaps, interest rate swaps, commodity swaps, options, caps, collars, hedges or forward exchanges or similar agreements (including, without limitation, any premiums, costs or penalties associated with terminating any such agreement), (f) all Deferred Compensation Obligations of such Person (provided, that, for the purposes of calculating the Closing Indebtedness Amount of any Test Entity, all Deferred Compensation Obligations of such Test Entity in respect of accrued Crown Companies Annual Bonus for 2007 shall be excluded from the calculation of such Closing Indebtedness Amount to the extent that such Deferred Compensation Obligations in respect of accrued Crown Companies Annual Bonus for 2007 are treated as a current liability of such Test Entity for the purposes of calculating the Net Working Capital Adjustment Amount), (g) all obligations of such Person as lessee under leases that have been or should be, in accordance with US GAAP, recorded as capital leases, (h) all obligations in respect of amounts drawn under surety bonds, performance bonds or letters of credit, and (i) any unpaid interest, fees (whether accrued or otherwise), prepayment premiums or penalties, make-whole payments, breakage costs, indemnities, expenses and other obligations or amounts owing on or in respect of any such indebtedness described in clauses (a) through (i) above or becoming due as a result of the Contemplated Transactions.

          “Indemnified Party” has the meaning specified in Section 9.04(a).
          “Indemnifying Party” has the meaning specified in Section 9.04(a).
          “Indemnity Escrow Account” has the meaning specified in Section 2.03(c)(ii).
          “Indemnity Escrow Agreement” means an escrow agreement, in a form mutually acceptable to the Buyer and the Seller, to be entered into at Closing among the Buyer, the Seller and the Escrow Agent; provided, that, such Indemnity Escrow Agreement shall, among other things, generally provide that, subject, in each case, to amounts to be retained with respect to pending claims, (x) on the date that is 18 months following the Closing, to the extent that the funds then contained in the Indemnity Escrow Account exceed $8,000,000 (the amount by which such funds exceed $8,000,000 is herein referred to as the “First Release Amount”), a portion of the funds in the Indemnity Escrow Account in an amount equal to the First Release Amount will be released from the Indemnity Escrow Account to the Seller, and (y) on the date that is 24 months following the Closing, all amounts then remaining in the Indemnity Escrow Account will be released from the Indemnity Escrow Account to the Seller.
          “Indemnity Escrow Amount” means $16,000,000.
          “Indemnity Threshold” has the meaning specified in Section 9.05(a)
          “Independent Accountant” means Ernst & Young LLP.
          “Intellectual Property” means all legal rights, title and interest in or to (i) any patents (including design patents, industrial designs and utility models), patent applications, patent disclosures, reissues, divisions, continuations-in-part and extensions and inventions (whether or not patentable and whether or not reduced to practice) and improvements thereto; (ii) any trademarks, service marks, trade dress, trade names, logos, business, product and corporate names, Internet addresses and domain names, and slogans; (iii) any copyrights; (iv) all registrations, applications and renewals for any of the foregoing; (v) any trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and franchisee, customer and supplier lists and related information; (vi) any copies and tangible embodiments of any of the foregoing; and (vii) any other proprietary rights.
          “Intercompany Contracts” has the meaning specified in Section 3.21(c).
          “IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
          “IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.
          “KNM Crown” means KNM-CIW Sdn. Bhd., a Malaysian company, in which Crown Iron Works owns forty percent (40%) of its Equity Interests.

          “KNM Crown Agreements” means the (i) Exclusive Services and Supply Agreement among Crown Iron Works, KNM Process Systems Sdn. Bhd. and KNM-Crown, dated December 22, 2006, and (ii) Shareholders Agreement between KNM Renewable Energy Sdn. Bhd. and Crown Iron Works, dated February 9, 2007.
          “Knowledge of the Seller” means the actual knowledge of Clifford Anderson, George Anderson, Ralph Romano, Jeff Scott and Phil Blenkiron; provided, that, any such individual will be deemed to have “actual knowledge” of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the conduct of the duties of the applicable individual in the Ordinary Course of Business.
          “Leased Personal Property” has the meaning specified in Section 3.06(b)(ii).
          “Leased Real Property” has the meaning specified in Section 3.06(a)(i).
          “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, decree, judgment, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
          “Liability” means any liability or obligation of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether due or to become due.
          “Loss” means all Liabilities, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or reasonable costs or reasonable expenses of any and all investigations, proceedings, judgments, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts).
          “Material Contract” has the meaning specified in Section 3.15(a).
          “Multiemployer Plan” has the meaning given to such term in ERISA § 3(37)(A).
          “Net Working Capital” shall mean the amount, expressed in United States Dollars, as of the close of business on the Closing Date, equal to (i) all assets that are required to be presented as current assets on a balance sheet prepared in accordance with Applicable Accounting Standards, minus (ii) all liabilities that are required to presented as current liabilities on a balance sheet prepared in accordance with Applicable Accounting Standards; provided, that, for the purposes of calculating the Net Working Capital of any Test Entity, (a) with respect to any Test Entity that is a non-U.S. entity (other than Wuhan Crown), any cash of such Test Entity that would otherwise be included as a current asset shall be included as a current asset only to the extent net of any repatriation costs, including without limitation any Taxes, that would be incurred by the Seller or any of the Applicable Entities in order to distribute or transfer any such cash from such Test Entity to the Seller as of immediately prior to the Closing on the Closing Date; provided, that, the provisions of this clause (a) shall apply only to $3,200,000 of cash held by the Europa Crown Group on the Closing Date less the amount of cash repatriated by the Europa Crown Group to Crown Iron Works during the period commencing on the date hereof and terminating on the Closing Date, (b) any Indebtedness of such Test Entity that would otherwise by included as a current liability shall be included as a current liability only to the extent that such Indebtedness is not included in the calculation of the Closing Indebtedness Amount of such Test Entity, (c) any Transactions Costs of such Test Entity that would otherwise by included as a current liability shall be included as a current liability only to the extent that such Transactions Costs are not included in the calculation of the Outstanding Transactions Costs of such Test Entity, (d) any deferred income Taxes of such Test Entity shall be excluded as a current asset or liability, (e) any Deferred Compensation Obligations of such Test Entity, other than any such Deferred Compensation Obligations in respect of accrued Crown Companies Annual Bonus for 2007, shall be excluded as a current liability, and (f) to the extent not already included as a current liability, all outstanding Liabilities of ECUK which are due or past due in respect of its payment obligations identified in Item (2) of Section 3.15(b) of Schedule 3.15 shall be included as a current liability.
          “Net Working Capital Adjustment Amount” means an amount (which amount may be positive or negative) equal to the sum of (A) an amount (which amount may be positive or negative) equal to (x) the Combined Crown Entities Net Working Capital Amount, minus (y) the Combined Crown Entities Net Working Capital Target, plus (B) an amount (which amount may be positive or negative) equal to the product of (i) the Closing Test Factor for Wuhan Crown, times (ii) an amount (which amount may be positive or negative) equal to (x) the Wuhan Crown Net Working Capital Amount, minus (y) the Wuhan Crown Net Working Capital Target.
          “Net Working Capital Test Amount” means, with respect to any Test Party, an amount (which amount may be positive or negative) equal to the product of (x) the Net Working Capital of such Test Party, times (y) the Test Factor for such Test Party.
          “Order” means any award, decision, decree, writ, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
          An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if
          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and
          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.
          “Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and its bylaws and, with respect to any other Person, its charter or similar document adopted or filed in connection with its creation, formation or organization and any related limited liability company agreement (if the Person is a limited liability company), partnership agreement (if the Person is a partnership) or joint venture agreement (if the Person is a joint venture), in each case including any amendments thereto and as currently in effect.
          “Other Antitrust Law” means any antitrust law, other than the HSR Act, of any Governmental Body applicable to the consummation of the Contemplated Transactions.

          “Other Benefit Obligations” means all obligations or arrangements legally enforceable to provide benefits, to present or former directors, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, employment agreements, sabbatical policies, severance payment policies, or arrangements and any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent that does not constitute a Plan.
          “Outside Closing Date” has the meaning specified in Section 8.01(e).
          “Outstanding Transaction Costs” shall mean all Transaction Costs of any Applicable Entity (or which are a Liability of any Applicable Entity) not paid prior to or at Closing (including pursuant to Section 2.03(c)(i)).
          “Owned Personal Property” has the meaning specified in Section 3.06(b)(i).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” has the meaning given in ERISA § 3(2)(A).
          “Permitted Encumbrances” means (i) liens securing current Taxes, assessments, fees or other governmental charges or levies not yet delinquent; (ii) minor imperfections of title which would not, individually or in the aggregate, reasonably be expected to impair in any material respect the operations of the businesses of the Applicable Entities, taken as a whole; (iii) inchoate mechanics and materialmen’s liens for construction in progress; (iv) liens of warehousemen, carriers, materialmen’s, landlords’, workers’ and other similar liens arising in the Ordinary Course of Business; (v) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, social security and other similar laws which are not material, individually or in the aggregate; (vi) Encumbrances relating to conditional sale or other title retention agreements arising in the Ordinary Course of Business; (vii) Encumbrances that arise under zoning, land use and other similar laws and any easements, covenants, rights-of-way and other restrictions, whether recorded or referred to in an applicable lease or unrecorded, other imperfections of title or encumbrances that do not materially impair the use of the property subject thereto as presently used and which are not violated by the current use or occupancy or operation of the assets to which they relate; (viii) statutory liens arising out of operation of law with respect to a Liability incurred in the Ordinary Course of Business and which is not delinquent, (ix) other Encumbrances arising in the Ordinary Course of Business not securing Indebtedness and which do not and are not reasonably likely to (A) materially detract from the value of or materially interfere with the continued use and operation of the assets or properties to which they relate, as used on the date hereof, or (B) materially interfere with the Ordinary Course of Business, and (x) Encumbrances securing Indebtedness which will be fully released and paid at the Closing.

          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
          “Plan” has the meaning given in ERISA § 3(3).
          “Plan Sponsor” has the meaning given in ERISA § 3(16)(B).
          “Post-Closing Statement” has the meaning specified in Section 2.05(a).
          “Pre-Closing Tax Periods” has the meaning specified in Section 5.08(a)(i).
          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
          “Products” has the meaning specified in Section 3.23(a).
          “Proposal” has the meaning specified in Section 5.03.
          “Punch List Items” means minor defaults of a routine and customary type occurring in the Ordinary Course of Business.
          “Purchase Price” has the meaning specified in Section 2.02.
          “Purchase Price Escrow Account” has the meaning specified in Section 2.03(c)(iii).
          “Purchase Price Escrow Agreement” means an escrow agreement, in a form mutually acceptable to the Buyer and the Seller, to be entered into at Closing among the Buyer, the Seller and the Escrow Agent.
          “Purchase Price Escrow Amount” means $1,600,000.
          “Purchased Interests” has the meaning specified in the recitals to this Agreement.
          “Qualified Plan” means any Plan that is intended to meet or purports to meet the requirements of IRC § 401(a).
          “Real Property Laws” has the meaning specified in Section 3.06(a)(vi).
          “Related Person” means (a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (b)with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a

Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
          For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) a parent, child, sibling, nephew or niece of the individual or the individual’s spouse, and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.
          “Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.
          “Representation Material Contract” means, collectively:
          (a) any Material Contract; and
          (b) any of the following to which (x) any of the Applicable Representation Entities is a party or by which any Applicable Representation Entity or any of their respective assets are bound or (y) the Seller is a party or by with the Seller or any of the Seller’s assets are bound which, in the case of this clause (y), relates to any Applicable Entity or any Purchased Interest:
     (i) all continuing contracts or commitments for the future purchase, sale or manufacture of products, materials, raw materials, commodities, inventories, supplies, equipment or services, and all agreements with independent dealers or manufacturer’s representatives, in each case requiring payment to or from the Seller or any Applicable Representation Entity in an amount in excess of $1,000,000 per annum; or
     (ii) all other Contracts which has an aggregate future Liability of the Seller or any Applicable Representation Entity to any Person in excess of $1,000,000.
          “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
          “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          “Seller” has the meaning specified in the preamble to this Agreement.

          “Seller Audited Financial Statements” has the meaning specified in Section 3.05(a).
          “Seller Covenant Breach” has the meaning specified in Section 9.02(b).
          “Seller Facilities” means any real property, leaseholds or other real estate interests currently or formerly owned or operated by the Seller and any buildings, plants, structures, fixtures or equipment currently or formerly owned or operated by the Seller.
          “Seller Financial Statements” has the meaning specified in Section 3.05(a).
          “Seller Indemnified Party” has the meaning specified in Section 9.03.
          “Seller Other Benefit Obligation” means an Other Benefit Obligation owed, adopted or followed by any Applicable Representation Entity or for which any Applicable Representation Entity has any Liability, actual or contingent.
          “Seller Plan” means all Plans of which any Applicable Representation Entity or an ERISA Affiliate of any Applicable Representation Entity is or was a Plan Sponsor, or to which any Applicable Representation Entity or an ERISA Affiliate of any Applicable Representation Entity otherwise contributes or has contributed, or in which any Applicable Representation Entity or an ERISA Affiliate any Applicable Representation Entity otherwise participates or has participated, or with respect to which any Applicable Representation Entity could have any Liability, actual or contingent. Notwithstanding the foregoing, “Seller Plan” shall not include any Plan for which no Applicable Representation Entity has any Liability, actual or contingent.
          “Seller Unaudited Financial Statements” has the meaning specified in Section 3.05(a).
          “Seller VEBA” means a VEBA whose members include employees of any Applicable Representation Entity.
          “Statement of Objections” has the meaning specified in Section 2.05(b).
          “Straddle Period” has the meaning specified in Section 5.08(b).
          “Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other Equity Interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other Equity Interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.
          “Tax” means any federal, state, local or foreign tax (including any net or gross income, gross receipts, net proceeds, commercial activities, capital gains, value-added, sales, use, transfer, registration, license, ad valorem, franchise, bank shares, withholding, payroll, employment, excise, profits, windfall, deed, stamp, alternative or add-on minimum, service, occupation, severance, energy, environmental (including taxes under IRC Section 59A), unemployment, social security (or similar), unemployment, workers’ compensation, capital, premium, value added, personal property or real property tax), levy, assessment, tariff, duty

(including any customs duty), estimated or other tax of any kind whatsoever, deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, disputed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
          “Tax Liability” has the meaning specified in Section 9.02(c).
          “Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, form, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
          “Test Party” means each of Crown Group (on a consolidated basis), Hiplex Technologies, KNM Crown and Wuhan Crown.
          “Third Party Intellectual Property” has the meaning specified in Section 3.20(a).
          “Threatened Release” has the same meaning that such term is given when used in CERCLA.
          “Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multiemployer Plans.
          “Transaction Costs” shall mean all out-of-pocket fees and expenses payable by or on behalf of any Applicable Entity relating to this Agreement and the other Transaction Documents, the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, that are incurred by or on behalf of any Applicable Entity, including all legal, broker, tax, environmental, engineering, accounting, financial, trustee and other advisory and consulting fees, the payment of any management change of control, sale of the company or retention bonus or severance amounts, payments and similar obligations that may become payable in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby and further including (i) the Seller’s obligation to pay one-half of all Transfer Taxes pursuant to Section 5.08(d) and (ii) the Seller’s obligation to pay one-half of all filing fees required with respect to the notification, report and other requirements of the HSR Act (and any Other Antitrust Law) pursuant to Section 5.06(b). Notwithstanding anything to the contrary, “Transaction Costs” do not include any such expenses which are accrued liabilities within the Net Working Capital Adjustment Amount or which are treated as Indebtedness for the purposes of calculating the Purchase Price.
          “Transaction Costs Pay-Off Letters” has the meaning specified in Section 2.03(c)(i).

          “Transaction Documents” means this Agreement and all other agreements, certificates and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.
          “Transfer Taxes” has the meaning specified in Section 5.08(d).
          “UK GAAP” means the United Kingdom Generally Accepted Accounting Practice, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.
          “Ukraine Matter” means any Liability, relating to warranties, extended warranties or the like, in respect of repair or replacement of two DTDC units in Kakhovka and Donetsk sold by Crown Iron Works to Cargill, Inc. agreed to pre-Closing by Cargill, Inc. and Crown Iron Works or, if no such pre-Closing agreement exists, then pursuant to an extended warranty granted by Crown Iron Works to Cargill, Inc. within the scope of the extended warranty requested by Cargill, Inc. in the June 12, 2007 e-mail by Michael Beaver at Cargill, Inc. to Clifford Anderson.
          “Ukraine Matter Cap” means an amount equal to the sum of (x) $400,000, plus (y) in the event that the aggregate amount of all Losses sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising directly or indirectly out of or otherwise by virtue of the Ukraine Matter (the “Ukraine Losses”) exceeds $400,000, an amount equal to the product of (i) fifty percent (50%), times (ii) the amount of Ukraine Losses in excess of $400,000.
          “Unrestricted Claim” means any Fundamental Seller Breach, Unrestricted Seller Covenant Breach, Tax Liability or Buyer Covenant Breach.
          “Unrestricted Seller Covenant Breach” means any Seller Covenant Breach with respect to any of the Seller’s covenants, agreements or obligations under Article II or IX or Section 5.01, 5.07, 5.08, 5.09, 10.01, 10.04 or 10.07.
          “US GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.
          “VEBA” means a voluntary employees’ beneficiary association under IRC § 501(c)(9).
          “Welfare Plan” has the meaning given in ERISA § 3(1).
          “Wuhan Crown” has the meaning specified in the recitals to this Agreement.
          “Wuhan Crown Audited Financial Statements” has the meaning specified in Section 3.05(a).
          “Wuhan Crown Breach” means any Breach of any representation or warranty (other than a Fundamental Representation) made by the Seller in Article III to the extent, but only to the extent, that such Breach relates to Wuhan Crown.

          “Wuhan Crown Breach Cap” means an amount equal to the lesser of:
          (a) the sum of (x) $2,000,000, plus (y) in the event that the aggregate amount of all Losses sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising directly or indirectly out of or otherwise by virtue of a Wuhan Crown Breach (the “Wuhan Losses”) exceeds $2,000,000, an amount equal to the product of (i) fifty percent (50%), times (ii) the amount of Wuhan Losses in excess of $2,000,000; and
          (b) $5,000,000.
          “Wuhan Crown Equity Interests” has the meaning specified in the recitals to this Agreement.
          “Wuhan Crown Interests” has the meaning specified in the recitals to this Agreement.
          “Wuhan Crown JV Agreement” has the meaning specified in the recitals to this Agreement.
          “Wuhan Crown JV Interests” has the meaning specified in the recitals to this Agreement.
          “Wuhan Crown Net Working Capital Target” means $3,000,000.
          “Wuhan Crown Net Working Capital Amount” means the Net Working Capital of Wuhan Crown.
ARTICLE II
SALE AND TRANSFER OF PURCHASED INTERESTS
     SECTION 2.01 Agreement to Purchase and Sell. At the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Buyer, on the terms and subject to the conditions set forth in this Agreement, the Purchased Interests.
     SECTION 2.02 Purchase Price. The aggregate purchase price for the Purchased Interests (the “Purchase Price”) shall be equal to:
     (a) $160,000,000 (the “Base Purchase Price”);
     (b) minus the Aggregate Closing Indebtedness;
     (c) plus the Net Working Capital Adjustment Amount (which may be positive or negative);
     (d) minus Outstanding Transaction Costs.
     SECTION 2.03 Payment of Purchase Price.
     (a) Estimated Closing Statement. At least five business days prior to the Closing Date, the Seller shall deliver to the Buyer a certificate, executed by the Seller, setting forth the Seller’s detailed good faith estimates of (i) the Aggregate Closing Indebtedness as estimated as of the Closing Date (the “Estimated Aggregate Closing Indebtedness”), (ii) the Wuhan Crown Net Working Capital Amount and the Combined Crown Entities Net Working Capital Amount as estimated as of the Closing Date (the “Estimated Net Working Capital Amounts”), (iii) on the basis of the calculations of Estimated Net Working Capital Amounts set forth in clause (ii), a good faith estimate of the calculation of the Net Working Capital Adjustment Amount as of the Closing Date (the “Estimated Net Working Capital Adjustment Amount”), and (iv) Outstanding Transaction Costs as estimated as of the Closing Date (the “Estimated Outstanding Transaction Costs”) (such certificate, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the Financial Statements (other than the Seller Audited Financial Statements) and is subject to the approval of the Buyer (not to be unreasonably withheld). The Buyer shall have the right to review the work papers and analysis of the Seller underlying or utilized in preparing the Estimated Closing Statement and the calculation of the Purchase Price set forth therein.
     (b) Closing Date Cash Payment. The amount of cash paid to the Seller at Closing by the Buyer (the “Closing Date Cash Payment”) shall be equal to:
     (i) the Base Purchase Price;
     (ii) minus the Estimated Aggregate Closing Indebtedness;
     (iii) plus the Estimated Net Working Capital Adjustment Amount (which may be positive or negative);
     (iv) minus the Estimated Outstanding Transaction Costs.
     (c) Application of Closing Date Cash Payment. At the Closing, the Buyer shall apply the portions of the Closing Date Cash Payment specified in clauses (i) through (iii) below on behalf of the Seller as follows:
     (i) to pay all Transaction Costs incurred through the Closing as set forth in the pay-off, release and discharge letters by the Persons to whom such Transaction Costs are owed in form and substance acceptable to the Buyer and delivered by the Seller to the Buyer at the Closing (the “Transaction Costs Pay-Off Letters”);
     (ii) to deposit the Indemnity Escrow Amount with the Escrow Agent to be held by the Escrow Agent in an escrow account (the “Indemnity Escrow Account”) pursuant to the terms of the Indemnity Escrow Agreement; and
     (iii) to deposit the Purchase Price Escrow Amount with the Escrow Agent to be held by the Escrow Agent in an escrow account (the “Purchase Price Escrow Account”) pursuant to the terms of the Purchase Price Escrow Agreement.
The proceeds from the Closing Date Cash Payment less the amounts set forth in clauses (c)(i) through (c)(iii) above are referred to as the “Closing Date Proceeds.” The Buyer shall pay to the Seller at the Closing the Closing Date Proceeds by wire transfer of immediately available funds. Each of the foregoing payments shall be made by the wire transfer of immediately available funds to such accounts as are indicated by the Seller in a “funds flow memo” to be delivered by the Seller to the Buyer at least two (2) business days prior to the Closing Date.
     SECTION 2.04 Closing.
     (a) Closing Date. The closing of the purchase and sale of the Purchased Interest provided for in this Agreement (the “Closing”) will take place, subject to the conditions in Articles VI and VII, at the offices of Mayer, Brown, Rowe & Maw LLP, 71 S. Wacker Drive, Chicago, Illinois, at 10:00 a.m. on the third business day after the conditions set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or at such other place, time and date as may be agreed by the Seller and the Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
     (b) Closing Deliveries. At the Closing:
     (i) The Seller will deliver to the Buyer:
     (1) certificates representing the Purchased Interests, duly endorsed for transfer (or accompanied by duly executed stock or other Equity Interest powers in form and substance reasonably acceptable to the Buyer), customary instruments of assignment in respect of any Purchased Interests that are not certificated and such other additional assignment and assumption agreements as shall be necessary to effect the transfer of the Purchased Interests as reasonably requested by the Buyer;
     (2) each other Transaction Document to which the Seller is a party, executed by the Seller;
     (3) the certificates referred to in Sections 6.01, 6.02 and 6.08, in form and substance reasonably acceptable to the Buyer;
     (4) a certificate of the Secretary of the Seller, dated as of the Closing Date, with respect to the incumbency of corporate officers of the Seller and their signatures, the corporate good standing of the Seller, the Organization Documents of the Seller and the corporate director and stockholder resolutions of the Seller authorizing the transactions contemplated by this Agreement and the other Transaction Documents, in form and substance reasonably acceptable to the Buyer;
     (5) a certificate of the Secretary (or other applicable officer) of each Applicable Entity, with respect to corporate or other applicable good standing of such Applicable Entity to the extent good standing is a recognized concept in the applicable jurisdiction where the Applicable Entity is organized and the Organization Documents of such Applicable Entity, in form and substance reasonably acceptable to the Buyer; and

     (6) each other document reasonably requested by the Buyer to be delivered at the Closing by the Seller or any of the Applicable Entities.
     (ii) The Buyer will deliver to the Seller:
     (1) the Closing Date Cash Proceeds in the manner set forth in Section 2.03(c);
     (2) each other Transaction Document to which the Buyer is a party, executed by the Buyer;
     (3) the certificates referred to in Sections 7.01 and 7.02, in form and substance reasonably acceptable to the Seller;
     (4) a certificate of the Secretary of the Buyer, dated as of the Closing Date, with respect to the incumbency of corporate officers of the Buyer and their signatures, the corporate good standing of the Buyer, the Organizational Documents of the Buyer and the corporate director resolutions of the Buyer authorizing the transactions contemplated by this Agreement and the other Transaction Documents, in form and substance reasonably acceptable to the Seller; and
     (5) each other document reasonably requested by the Seller to be delivered at the Closing by the Buyer.
     SECTION 2.05 Purchase Price Adjustment.
     (a) Post-Closing Statement. Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement (the “Post-Closing Statement”) evidencing its determination of (i) the Aggregate Closing Indebtedness as of the Closing Date, (ii) the Wuhan Crown Net Working Capital Amount and the Combined Crown Entities Net Working Capital Amount as of the Closing Date, (iii) on the basis of the calculations of Net Working Capital Amounts set forth in clause (ii), the Net Working Capital Adjustment Amount as of the Closing Date, (iv) Outstanding Transaction Costs as of the Closing Date, and (v) on the basis of the amounts specified in clauses (i) through (iv) above, the Purchase Price. The Post-Closing Statement shall be derived from the balance sheets of the Applicable Entities as of the Closing Date, prepared in accordance with and on a basis consistent with the basis on which the Financial Statements (other than the Seller Audited Financial Statements) were prepared, and which excludes the impact of any of the transactions contemplated by this Agreement. The Seller shall have the right to review the work papers and analysis of the Buyer underlying or utilized in preparing the Post-Closing Statement and the calculation of the Purchase Price set forth therein.
     (b) Statement of Objections. The Seller may object to the Buyer’s determination of the Purchase Price as set forth in the Post-Closing Statement by delivery of a detailed written statement of objections (a “Statement of Objections”) (stating the basis of the objections with reasonable specificity and the Seller’s calculations of the objected amounts) to the Buyer within thirty (30) days following delivery to the Seller of such Post-Closing

Statement. If the Seller timely delivers such Statement of Objections, then the Buyer and the Seller shall seek in good faith to resolve all disagreements set forth in such Statement of Objections within twenty (20) days following the delivery thereof to the Buyer. If the Seller does not deliver a Statement of Objections to the Buyer within such 30-day period, the Post-Closing Statement proposed by the Buyer and, based thereon, the Purchase Price and each component thereof contained therein shall be considered final and binding upon the parties. The Purchase Price, if and as finally determined by this clause (b), is herein referred to as the “Final Purchase Price.”
     (c) Disputes. In the event the Buyer and the Seller are unable to agree on the Final Purchase Price in accordance with clause (b) above within twenty (20) days following the delivery of a Statement of Objections to the Buyer, either party may elect, by written notice to the other party, to have such disagreement resolved by the Independent Accountant. The Independent Accountant shall make a final and binding resolution of the Purchase Price. No appeal from such determination shall be permitted. The Independent Accountant shall be further instructed to use every reasonable effort to perform its services within thirty (30) days after submission of the Post-Closing Statement to it, and in any case, as soon as practicable after such submission. The costs and expenses for the services of the Independent Accountant shall be borne by Buyer and Seller in proportion (on an aggregate overall basis) based on how far off in terms of dollars such party’s calculation of the Purchase Price was from the Purchase Price determined by the Independent Accountant. Judgment upon any award or decision by the Independent Accountant may be enforced by any court having jurisdiction thereof. The Purchase Price, if and as finally determined by this clause (c), is herein referred to as the “Final Purchase Price.”
     (d) Post-Closing Adjustment Payments. If the Final Purchase Price as finally determined is:
     (i) less than the Closing Date Cash Payment by an amount less than the amounts then contained in the Purchase Price Escrow Account, then, within five (5) business days of final determination of the Final Purchase Price, the Seller and the Buyer shall take all actions necessary under the Purchase Price Escrow Agreement to cause the Escrow Agent to (x) release to the Buyer from the Purchase Price Escrow Account the amount by which the Closing Date Cash Payment exceeds the Final Purchase Price, and (y) release to the Seller all amounts remaining in the Purchase Price Escrow Account after giving effect to the release to the Buyer pursuant to the foregoing clause (x);
     (ii) less than the Closing Date Cash Payment by an amount greater than the amounts then contained in the Purchase Price Escrow Account (the difference of (A) the Closing Date Cash Payment, minus (B) the Final Purchase Price, minus (C) the amount of funds then contained in the Purchase Price Escrow Account is herein referred to as the “Excess Shortfall Amount”), then, within five (5) business days of final determination of the Final Purchase Price, (x) the Seller and the Buyer shall take all actions necessary under the Purchase Price Escrow Agreement to cause the Escrow Agent to release to the Buyer from the Purchase Price Escrow Account all amounts then contained in the Purchase Price Escrow Account, and (y) the Seller

shall pay or cause to be paid to the Buyer the Excess Shortfall Amount by wire transfer of immediately available funds to such bank account of the Buyer as the Buyer shall specify in writing to the Seller; or
     (iii) greater than the Closing Date Cash Payment, then, within five (5) business days of final determination of the Final Purchase Price, (x) the Seller and the Buyer shall take all actions necessary under the Purchase Price Escrow Agreement to cause the Escrow Agent to release to the Seller from the Purchase Price Escrow Account all amounts then contained in the Purchase Price Escrow Account, and (y) the Buyer shall pay to the Seller the amount by which the Final Purchase Price exceeds the Closing Date Cash Payment, in immediately available funds, by wire transfer to such bank account or accounts of the Seller as the Seller shall specify in writing to the Buyer.
     SECTION 2.06 Allocation. The Purchase Price, and any other consideration paid to the Seller hereunder, shall be allocated among the Purchased Interests in accordance with IRC Sections 338 and 1060 (and similar provisions for state, local, and foreign law, as appropriate) pursuant to the allocation schedule attached hereto as Schedule 2.06. The Buyer shall provide the Seller with Schedule 2.06 within 60 days after the Closing Date. If the Seller disagrees with any items reflected on such schedule, then the Seller shall send, within 10 business days after its receipt of Schedule 2.06 from the Buyer, written notice to the Buyer of such disagreement and the Seller’s reasons for so disagreeing, in which case the Buyer and the Seller shall use their good faith efforts to resolve the disagreement. To the extent the Buyer and the Seller cannot agree on a mutually acceptable allocation of the Purchase Price for the purposes of Schedule 2.06, such allocation shall be made by the Independent Accountant, whose decision shall be final and binding upon the parties hereto and whose fees and expenses shall be shared equally by the Buyer and the Seller. Neither the Seller nor the Buyer will take a position on any income Tax Return, before any Governmental Body charged with the collection of any income Tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.06, and the Seller and the Buyer shall file all necessary forms with the applicable authorities in a manner consistent with this allocation. The allocation schedule in Schedule 2.06 shall be adjusted to reflect any adjustments to the Purchase Price made pursuant to the terms of this Agreement.
     SECTION 2.07 Withholding. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Buyer so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which the Buyer made such deduction and withholding.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller hereby represents and warrants to the Buyer as set forth in this Article III.
     SECTION 3.01 Organization and Good Standing.

     (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under this Agreement and the other Transaction Documents to which it is a party. The Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, unless any such failure to be so qualified would not reasonably be expected to have a material adverse effect on (x) the Seller’s ability to consummate timely the Contemplated Transactions or (y) the business, assets, properties, financial condition or prospects of the Seller and the Applicable Entities, taken as a whole. Except as set forth on Schedule 3.01(a), (x) the Seller has no Subsidiaries other than the Applicable Entities, (y) the Seller does not own any Equity Interests in any Person other than the Applicable Entities and (z) the Seller does not have any agreement or any other obligation to acquire any Equity Interests of, or make any equity investments or capital contributions in, any Person other than the Applicable Entities as set forth in the Material Contracts described on Schedule 3.15(a).
     (b) Each Applicable Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Applicable Entity and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, unless any such failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or prospects of such Applicable Entity. Schedule 3.01(b) sets forth a complete and accurate list of the exact legal name of each Applicable Entity, together with each such Applicable Entity’s jurisdiction of incorporation, formation or organization and each of the jurisdictions in which each such Applicable Entity is authorized to do business. The Seller has delivered or made available to the Buyer true, correct and complete copies of the Organizational Documents of each Applicable Entity.
     (c) Except as set forth on Schedule 3.01(c), (x) no Applicable Entity owns any Equity Interests in any Person and (z) no Applicable Entity has any agreement or any other obligation to acquire any Equity Interests of, or make any equity investments or capital contributions in, any Person other than the Applicable Entities as set forth in the Material Contracts described on Schedule 3.15(a).
     SECTION 3.02 Authority; No Conflict.
     (a) The Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is, or will become, a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and each of the other Transaction Documents to which it is, or will become, a party and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of the Seller, including the approval of the Seller’s board of directors and stockholders. The Seller has duly executed and delivered this Agreement, and on the Closing Date will have duly executed and delivered each of the other Transaction Documents to which it is a party. This Agreement constitutes, and on the Closing Date each of the other Transaction Documents to which the Seller is a party will constitute, the legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.
     (b) Except as set forth on Schedule 3.02(b), neither the execution and delivery of this Agreement or any of the other Transaction Documents to which the Seller is a party nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice, the lapse of time, or both):
     (i) contravene, conflict with or result in a violation or breach of (A) any provision of the Organizational Documents of the Seller or any Applicable Entity, or (B) any resolution adopted by the board of directors or other similar governing body or the stockholders, members or other equity holders of the Seller or any Applicable Entity;
     (ii) contravene, conflict with or result in a violation or breach of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller or any Applicable Entity, or any of the properties or assets owned or used by any of them, may be subject;
     (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or any Applicable Entity or that otherwise relates to the business of, or any of the properties or assets owned or used by the Seller or any Applicable Entity;
     (iv) cause any Applicable Entity to become subject to, or to become liable for the payment of, any Tax;
     (v) result in the imposition or creation of any Encumbrance, other than Permitted Encumbrances, upon or with respect to any of the assets owned or used by any Applicable Entity; or
     (vi) result in any violation of, or constitute a default under, any Representation Material Contract to which any Applicable Entity is a party or by which any Applicable Entity or any of their respective assets are bound.
     (c) Except as set forth on Schedule 3.02(c), neither the Seller nor any Applicable Entity is or will be required to give any notice to, make any filing with, or obtain any

Consent from any Person in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of any of the Contemplated Transactions.
     SECTION 3.03 Title to Purchased Interests. The Seller is and will be on the Closing Date the record and beneficial owner and holder of, and has good, valid and marketable title to, all of the Purchased Interests, free and clear of all Encumbrances, other than Permitted Encumbrances. At the Closing, good, valid and marketable title to the Purchased Interests will pass to the Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances.
     SECTION 3.04 Capitalization.
     (a) Schedule 3.04(a) sets forth a true and correct list of (i) the authorized capital stock (to the extent applicable) and other Equity Interests of each Applicable Entity as authorized by the Organizational Documents and (ii) the issued and outstanding shares of capital stock (to the extent applicable) and other Equity Interests of each Applicable Entity. All of the issued and outstanding shares of capital stock (to the extent applicable) and other Equity Interests of each Applicable Entity are owned beneficially and of record by the Persons, and in the respective amounts, set forth on Schedule 3.04(a).
     (b) All of the issued and outstanding shares of capital stock (to the extent applicable) and other Equity Interests of each Applicable Entity have been duly authorized and validly issued and are fully paid and non-assessable and are owned by the holders thereof free and clear of all Encumbrances to the extent the same are recognized concepts in the jurisdiction of organization of such Applicable Entity. None of the issued and outstanding shares of capital stock and other Equity Interests of any Applicable Entity has been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any applicable Legal Requirement, the Organizational Documents of any Applicable Entity, or any Contract to which any Applicable Entity is a party or by which such Person or any of its respective assets are bound. There are no unpaid declared or accrued unpaid dividends with respect to the Equity Interests of any Applicable Entity.
     (c) Except as set forth in Schedule 3.04(c), (i) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any Equity Interest of any Applicable Entity on any matter, (ii) there are no outstanding options, warrants, calls, subscriptions, convertible or exchangeable securities or other rights, agreements or commitments which obligate any Applicable Entity to issue, transfer or sell any Equity Interests of any Applicable Entity, (iii) there are no obligations, contingent or otherwise, of any Applicable Entity to repurchase, redeem or otherwise acquire any Equity Interests of, or capital contribution in, any Applicable Entity, (iv) no Applicable Entity is under any obligation, contingent or otherwise, by reason of any agreement or otherwise to register the offer and sale or resale of any of its securities under the Securities Act or the securities laws of any other jurisdiction, (v) there are no “phantom” equity rights, profits interest, performance equity rights, profit participations or other similar agreements or commitments that give any Person the right to receive any benefit or rights similar to any rights enjoyed by or accruing to the holders of any Equity Interests in any Applicable Entity, and (vi) there are no stockholders agreements, voting agreements, limited liability company agreement, joint venture agreement, voting trusts, proxies or other agreements to which any Applicable Entity is a party.
     SECTION 3.05 Financial Statements.
     (a) The Seller has delivered or made available to the Buyer copies of:
     (i) the audited consolidated balance sheets of the Seller and its Subsidiaries as at December 31, 2004, December 31, 2005 and December 31, 2006 and the related audited consolidated statements of operations, of cash flows and of stockholders’ equity of the Seller and its Subsidiaries for the years then ended (collectively, the “Seller Audited Financial Statements”);
     (ii) the audited balance sheets of the Crown Iron Works as at December 31, 2004, December 31, 2005 and December 31, 2006, and the related audited statements of operations and retained earnings, and cash flows of Crown Iron Works for the years then ended (collectively, the “Crown Iron Works Audited Financial Statements”);
     (iii) the audited balance sheet of ECL at November 30, 2004, November 30, 2005 and November 30, 2006, and the related audited statements of income and cash flows for the year then ended (collectively, the “ECL Audited Financial Statements”);
     (iv) the audited balance sheets of ECUK at November 30, 2006, and the related audited statements of the profit and loss account for period from February 7, 2006 to November 30, 2006 (collectively, the “ECUK Audited Financial Statements”)
     (v) the audited balance sheet of Wuhan Crown at December 31, 2004, December 31, 2005 and December 31, 2006, and the related audited statements of the profit and loss account and cash flow for the year then ended (collectively, the “Wuhan Crown Audited Financial Statements”, and together with the Seller Audited Financial Statements, Crown Iron Works Audited Financial Statements, ECL Audited Financial Statements, and ECUK Audited Financial Statements, the “Company Audited Financial Statements”); and
     (vi) the unaudited balance sheet of Crown Iron Works, Europa Crown, ECL, ECUK, Crown Wuhan, CO2LD, LLC and Crown Biofuels, each as at March 31, 2007 (collectively, the “Company Interim Balance Sheets”, and the related statements of operations for the three month period then ended (together with the Crown Iron Consolidated Unaudited Financial Statements, collectively, the “Company Unaudited Financial Statements;” and the Company Unaudited Financial Statements together with the Company Audited Financial Statements, the “Financial Statements”).
Except as set forth on Schedule 3.05(a) or as set forth in the report of the independent accountants or in the footnotes thereto, each of the Financial Statements have been prepared in accordance with the Applicable Accounting Principle consistently applied and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller or the Applicable Entity, as applicable, as at the dates and for the periods indicated therein (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments which are not, individually or in the aggregate, material and the absence of complete footnotes). The Seller and the Applicable Entities maintain books and records that are accurate in all material respects and such books and records are maintained in all material respects in accordance with good business practice and all applicable Legal Requirements. The Seller and the Applicable Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of its financial statements in accordance with the Applicable Accounting Principle. As of December 31, 2006, no financial statements of any Person other than the Seller and its Subsidiaries were required by US GAAP to be included in the consolidated financial statements of the Seller and no financial statements of any Person other than an Applicable Entity and its Subsidiaries were required by the Applicable Accounting Principle to be included in the consolidated financial statements of such Applicable Entity. For the purposes hereof, December 31, 2006 is referred to as the “Balance Sheet Date”.
     (b) Except as set forth on Schedule 3.05(b), there is no Liability, debt or obligation of or claim against any of the Applicable Entities and their respective Subsidiaries of a type normally reflected or reserved for on a balance sheet prepared in accordance with the Applicable Accounting Principle, except for Liabilities, debts, obligations or claims (i) reflected or reserved for on the applicable Company Interim Balance Sheet or disclosed in the notes thereto, or (ii) that have arisen since the date of the applicable Company Interim Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to the financial condition or operating results of the Seller and its Subsidiaries.
     (c) None of the Applicable Entities guarantee any Indebtedness of any other Person.
     SECTION 3.06 Title to Properties; Encumbrances.
     (a) Real Property.
     (i) None of the Applicable Representation Entities owns any real estate. Schedule 3.06(a)(i) sets forth all the real property leased by any Applicable Representation Entity (the “Leased Real Property”) and, with respect to each Leased Real Property, accurately identifies (x) the particular Applicable Representation Entity that is the lessee of such Leased Real Property and (y) the lessor of such Leased Real Property.
     (ii) Each Applicable Representation Entity has good and valid title to the leasehold in all Leased Real Property leased by such Applicable Representation Entity, free and clear of all Encumbrances, except Permitted Encumbrances.

     (iii) Neither the Seller nor any Applicable Representation Entity has received written notice of, and, to the Knowledge of the Seller, there has not been threatened and there does not exist any condemnation or eminent domain proceeding, lawsuit or administrative action relating to any of the Leased Real Property which would materially and adversely affect the lessee’s use or occupancy thereof.
     (iv) With respect to each Leased Real Property lease:
     (1) such lease is in full force and effect and is legal, valid, binding and enforceable against the Applicable Representation Entity party thereto and, to the Knowledge of the Seller, against the other parties thereto;
     (2) the Seller has delivered or made available to the Buyer true, complete and accurate copies of such lease, and such lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copy delivered or made available to the Buyer;
     (3) no Applicable Representation Entity, nor, to the Knowledge of the Seller, any other party, is in default in any respect under such lease, and to the Knowledge of the Seller, no event or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease;
     (4) to the Knowledge of the Seller, no security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach or default under such lease which has not be been redeposited in full;
     (5) no Applicable Representation Entity has subleased, licensed or otherwise granted any other party the right to use or occupy such Leased Real Property or any portion thereof; and
     (6) except as set forth on Schedule 3.06(a)(i), the Contemplated Transactions do not require the Consent of any other party to any of such leases, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date.
     (v) All buildings, improvements and fixtures, and components of the Leased Real Property are in good operating condition in all material respects, reasonable wear and tear and scheduled maintenance excepted, and are sufficient for the continued operation of the respective businesses of the Applicable Representation Entities immediately following Closing as presently conducted.
     (vi) Neither the Seller nor any Applicable Representation Entity has received any notice of violation of any applicable building, zoning, subdivision, health and safety and other land use laws (collectively, the “Real Property Laws”) and, to the Knowledge of the Seller, there is no basis for the issuance of any such notice or the taking of any action for any such violation. To the Knowledge of the Seller, all utilities needed for the continued operations of the businesses of the Applicable Representation Entities, such as water, oil, gas, electrical, telecommunications, sewer or storm and waste water systems, have been installed and are operational and sufficient for the continued operation of the businesses of the Applicable Representation Entities immediately following Closing as presently conducted.
     (b) Personal Property.
     (i) Schedule 3.06(b)(i) sets forth all the tangible assets and personal property owned by the Applicable Representation Entities and having a net book value as of the Balance Sheet Date in excess of $100,000 (the “Owned Personal Property”).
     (ii) Schedule 3.06(b)(ii) sets forth all the tangible assets and personal property leased by the Applicable Representation Entities having a net book value as of the Balance Sheet Date in excess of $100,000 (the “Leased Personal Property”).
     (iii) The Applicable Representation Entities have valid and legal, good and marketable title to the Owned Personal Property free and clear of all Encumbrances, except Permitted Encumbrances.
     (iv) The Applicable Representation Entities have a valid leasehold interest in all Leased Personal Property free and clear of all Liens, except Permitted Encumbrances.
     (v) With respect to each Leased Personal Property lease:
     (1) such lease is in full force and effect and is legal, valid, binding and enforceable against the Applicable Representation Entity party thereto and, to the Knowledge of the Seller, against the other parties thereto;
     (2) the Seller has delivered or made available to the Buyer true, complete and accurate copies of such lease, and such lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copy delivered or made available to the Buyer;
     (3) no Applicable Representation Entity, nor, to the Knowledge of the Seller, any other party, is in default in any respect under such lease, and to the Knowledge of the Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease;
     (4) no security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach or default under such lease which has not be been redeposited in full;

     (5) no Applicable Representation Entity has subleased, licensed or otherwise granted any other party the right to use such Leased Personal Property; and
     (6) the Contemplated Transactions do not require the Consent of any other party to any of such leases, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date.
     (vi) All Owned Personal Property and Leased Personal Property currently used in the business of the Applicable Representation Entities is in good operating condition in all material respects, reasonable wear and tear and scheduled maintenance excepted, and is sufficient for the continued operation of the businesses of the Applicable Representation Entities immediately following Closing as presently conducted.
     SECTION 3.07 Condition and Sufficiency of Assets. The buildings, plants, structures and equipment of the Applicable Representation Entities that are currently used in the business of the Applicable Representation Entities are in good operating condition in all material respects, reasonable wear and tear and scheduled maintenance excepted, and are adequate for the uses to which they are being put. The building, plants, structures and equipment of the Applicable Representation Entities are sufficient for the conduct of the business of the Applicable Representation Entities immediately after the Closing in substantially the same manner as conducted prior to the Closing. Buyer agrees and acknowledges that the specific property and historical artifacts and artwork set forth on Schedule 3.07 are the personal property of Seller’s shareholders. None of the property and historical artifacts and artwork set forth on Schedule 3.07 is required in connection with the operation of the Applicable Entities.
     SECTION 3.08 Accounts and Notes Receivable.
     (a) Except as set forth on Schedule 3.08(a), all accounts and notes receivable of the Applicable Representation Entities that are reflected on the applicable Company Interim Balance Sheet as of the date thereof or on the accounting records of the Applicable Representation Entities as of the Closing Date (collectively, the “Accounts Receivable”) represent bona fide obligations of the respective account debtors arising in the Ordinary Course of Business and, to the Knowledge of the Seller, except as reflected in a reserve account included in the applicable Company Interim Balance Sheet, are not subject to any offsets or counterclaims other than those which may arise in the Ordinary Course of Business.
     (b) Schedule 3.08(b) contains a complete and accurate list of all Accounts Receivable of the Applicable Representation Entities as of the date of the applicable Company Interim Balance Sheets. The Applicable Representation Entities have valid and legal, good and marketable title to their respective Accounts Receivable, free and clear of all Encumbrances, except for Permitted Encumbrances.

     SECTION 3.09 Inventory. The inventory of the Applicable Representation Entities will, on the Closing Date, consist of items that are good and merchantable and of a quality and quantity that are usable and, with respect to finished goods, saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been adequately reserved for in accordance with the Applicable Accounting Principle in the applicable Company Interim Balance Sheet. The Applicable Representation Entities have valid and legal, good and marketable title to their respective inventory, free and clear of all Encumbrances, except for Permitted Encumbrances.
     SECTION 3.10 Taxes.
     (a) The Seller and each of the Applicable Representation Entities has timely filed or caused to be timely filed all material Tax Returns that are or were required to be filed as of the date hereof pursuant to applicable Legal Requirements. All such Tax Returns were complete and accurate in all material respects when filed, and all Taxes shown to be due on such Tax Returns have been timely paid in full. The Seller has delivered or has caused to have been delivered or made available to the Buyer copies of all such Tax Returns filed after January 1, 2000. The Seller and each of the Applicable Representation Entities has paid, made or shall make prior to the Closing Date adequate provision in its books and records (with the provision for Seller and each of the Applicable Representation Entities being in accordance with the Applicable Accounting Principle) for all accrued Taxes through the close of the month preceding the date hereof, except such Taxes, if any, as are listed on Schedule 3.10(a) and are being contested in good faith.
     (b) Neither the Seller nor any Applicable Representation Entity has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Seller or any Applicable Representation Entity or for which the Seller or any Applicable Representation Entity may be liable. There is no pending or, to the Knowledge of the Seller, threatened action, audit, proceeding or investigation by any Tax authority with respect to the assessment or collection of any Taxes of the Seller or any of the Applicable Representation Entities. All Taxes that either the Seller or any Applicable Representation Entity is or was required by Legal Requirements to withhold or collect have been duly withheld or collected.
     (c) The Seller is not a foreign person within the meaning of IRC Section 1445(f)(3).
     (d) No Tax Return that includes the business or operations of the Seller or any Applicable Representation Entity relating to a Taxable period for which the applicable statute of limitations has not expired has ever been audited or investigated by any Taxing authority. To the Knowledge of the Seller, no facts exist which would constitute grounds for the assessment of any material additional Taxes by any Taxing authority with respect to the taxable years covered in such Tax Returns. No material issues have been raised in any examination by any Tax authority in writing with respect to the business or operations of the Seller or any Applicable Representation Entity which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the Liability for Taxes for any other period not so examined.

     (e) Neither the Seller nor any Applicable Domestic Entity nor any Applicable Tax Foreign Entity has made or become obligated to make, or will as a result of any event connected with the Contemplated Transactions become obligated to make, any “excess parachute payment” as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof) or any payment that would not be deductible pursuant to Section 162(m) of the IRC.
     (f) Neither the Seller nor any Applicable Domestic Entity nor any Applicable Tax Foreign Entity has been a party to a transaction that has been reported as a reorganization within the meaning of IRC section 368, or distributed as a corporation (or been distributed) in a transaction that is reported to qualify under IRC section 355.
     (g) Neither the Seller nor any Applicable Domestic Entity (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or (B) has Liability for the Taxes of any Person (other than the Seller or any Applicable Representation Entity) under Treas. Reg. §1.1502-6 (or any similar provisions of state, local, or foreign law), as transferee or successor, by contract or otherwise.
     (h) Neither the Seller nor any Applicable Representation Entity has filed an amendment within the preceding twelve months to an income Tax Return that was filed by or, on behalf of, the Seller or any Applicable Representation Entity.
     (i) No claim has been made in writing in the past five years by any Governmental Body in a jurisdiction where the Seller or any Applicable Representation Entity does not file Tax Returns that asserted that the Seller or any Applicable Representation Entity has income that is allocated, apportioned or otherwise sourced to, or are or may be subject to taxation under, that jurisdiction.
     (j) Any tax sharing policy of the Seller and any of the Applicable Representation Entities shall be terminated as it applies to the Applicable Representation Entities prior to the Closing and the Applicable Representation Entities will not have any obligations with respect to such a any tax sharing agreement or policy from and after the Closing.
     (k) Neither the Seller nor any Applicable Domestic Entity nor any Applicable Tax Foreign Entity is required to include in income any adjustment pursuant to IRC Section 481(a) by reason of a voluntary change in accounting method initiated by the Seller or any Applicable Representation Entity and the Seller has no knowledge that the IRS has proposed any such adjustment or change in accounting method.
     (l) None of the assets or properties of the Applicable Domestic Entities or Applicable Tax Foreign Entities is an asset or property that Buyer or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the IRC as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the IRC.

     (m) Neither the Seller nor any Applicable Domestic Entity nor any Applicable Tax Foreign Entity has been a party to a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
     (n) Each of Crown Biofuels, Europa Crown, ECL, ECUK and CO2LD, LLC qualifies (and has since the date of its formation qualified), and will qualify immediately after the Closing Date, to be treated as a partnership or entity disregarded as separate from its owners for United States federal income tax purposes, and none of the Seller, Crown Biofuels, Europa Crown, ECL, ECUK, CO2LD, LLC or the IRS has taken a position inconsistent with such treatment. Each of the Applicable Representation Entities (other than Crown Biofuels, Crown Iron Works, Europa Crown, ECL, ECUK, CO2LD, LLC and the Seller) is treated as a C-corporation for United States federal income tax purposes, and none of the Seller, any Applicable Representation Entity, or the IRS has taken a position inconsistent with such treatment.
     (o) The Seller qualifies as an S corporation within the meaning of IRC Section 1361 and 1362 and will be an S Corporation up to and including the Closing Date. Crown Iron Works qualifies (and has since the date of each such entity’s formation qualified) as a “qualified subchapter S subsidiary” within the meaning of IRC Section 1361(b)(3) and is treated as an entity disregarded as separate from its owner for United States federal income tax purposes, and none of the Seller, any Applicable Domestic Entity, or the IRS has taken a position inconsistent with such treatment.
     SECTION 3.11 Employee Benefits.
     (a) Schedule 3.11(a) sets forth a true and correct list of all Seller Plans, Seller Other Benefit Obligations, and Seller VEBAs of any Applicable Representation Entity (“Benefit Plans”). A true and correct copy of each of the Benefit Plans listed on Schedule 3.11(a), and all contracts relating thereto, or the funding thereof, including, without limitation and to the extent applicable, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Buyer. In the case of any Benefit Plan that is not in written form, the Buyer has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the relevant Benefit Plan’s financial statements, summary plan description and IRS determination letter with respect to each Benefit Plan, to the extent applicable or required under ERISA or IRC, and a copy of the most recent schedule of assets held with respect to any funded Benefit Plan has been supplied to the Buyer, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.
     (b) Except as set forth on Schedule 3.11(b):

     (i) The Seller and each Applicable Representation Entity has performed, in all material respects, all of its obligations under all Benefit Plans. The Seller and each Applicable Representation Entity has made appropriate entries in its financial records and statements for all obligations and Liabilities under such Benefit Plans that have accrued but are not due, and for a pro rata amount of the contributions that would otherwise have been made in accordance with past practices and applicable law for the applicable contribution period that includes the Closing Date.
     (ii) No statement, either written or, to the Knowledge of the Seller, oral, has been made by the Seller or any Applicable Representation Entity to any Person with regard to any Benefit Plan that was not in accordance with such Benefit Plan and that could have an adverse economic consequence to Seller or any Applicable Representation Entity or to the Buyer.
     (iii) The Seller and each Applicable Representation Entity, with respect to all Benefit Plans, is, and each Benefit Plan is, in full compliance, in form and operation, with ERISA, the IRC and other applicable Legal Requirements including the provisions of such Legal Requirements expressly mentioned in this Section 3.11, and with any applicable collective bargaining agreement, and no notice has been issued by any governmental authority questioning or challenging such compliance no event has occurred that will or could cause any such Benefit Plan to fail to comply with such requirements.
     (iv) To the Knowledge of the Seller, no transaction prohibited by ERISA § 406 and no “prohibited transaction” under IRC § 4975(c) have occurred with respect to any Seller Plan, and none of the Seller, any Applicable Representation Entity or any of their respective ERISA Affiliates has engaged in any such prohibited transaction.
     (v) Neither the Seller nor any Applicable Representation Entity has any Liability to the IRS with respect to any Benefit Plan, including any Liability imposed by Chapter 43, 47 or 68 of the IRC.
     (vi) Neither the Seller nor any Applicable Representation Entity has any Liability to the PBGC with respect to any Seller Plan, or has any Liability under ERISA § 302 or § 4971.
     (vii) All filings required of the Seller or any Applicable Representation Entity by ERISA, the IRC or any other applicable Legal Requirement as to each Seller Plan have been timely filed, and all notices and disclosures to participants required by ERISA, the IRC or any other applicable Legal Requirement have been timely provided.
     (viii) All contributions and payments made or accrued with respect to all Benefit Plans are deductible under IRC § 162 or § 404. No amount, or any asset of any Seller Plan or Seller VEBA, is subject to tax as unrelated business taxable income.

     (ix) Unless otherwise prohibited by ERISA, IRC or other applicable Legal Requirement, each Seller Plan can be terminated within ninety days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Seller Plan (with the exception of Crown Iron Works’ 401(k) plan).
     (x) No event within the control of the Seller or any Applicable Representation Entity has occurred or circumstance exists that could result in a material increase in premium costs of the Benefit Plans that are insured or a material increase in benefit costs of such Benefit Plans that are self-insured.
     (xi) Other than routine, non-material claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, or legal proceeding involving, any Benefit Plan is pending, to the Knowledge of the Seller, or threatened and, to the Knowledge of the Seller, no facts exist that could give rise to any such claims or legal proceedings.
     (xii) Each Qualified Plan of the Seller or any Applicable Representation Entity is qualified in form and operation under IRC § 401(a) and each trust for each such Qualified Plan is exempt from federal income tax under IRC § 501(a). Each Seller VEBA is exempt from federal income tax. No event has occurred or circumstance exists (including making any amendments to the Plan) that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.
     (xiii) Neither the Seller, any Applicable Representation Entity nor any ERISA Affiliate of the Seller or any Applicable Representation Entity maintains a Plan that is subject to ERISA § 302 or IRC § 412.
     (xiv) No Seller Plan is a Title IV Plan.
     (xv) The Seller and each Applicable Representation Entity has paid all amounts due to the PBGC pursuant to ERISA § 4007.
     (xvi) Neither the Seller nor any Applicable Representation Entity nor any ERISA Affiliate of the Seller or any Applicable Representation Entity has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to such entity to Liability under ERISA § 4062(e), § 4063 or § 4064.
     (xvii) Neither the Seller nor any Applicable Representation Entity nor any ERISA Affiliate of the Seller or any Applicable Representation Entity has filed a notice of intent to terminate any Plan that is a Title IV Plan or has adopted any amendment to treat any such Title IV Plan as terminated. The PBGC has not instituted proceedings to treat any Seller Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA § 4042 for the termination of, or the appointment of a trustee to administer, any Seller Plan that is a Title IV Plan.

     (xviii) No amendment has been made, or is reasonably expected to be made, to any Seller Plan that has required or could require the provision of security under ERISA § 307 or IRC § 401(a)(29).
     (xix) No accumulated funding deficiency within the meaning of IRC § 412(a) and ERISA § 302(a)(2), whether or not waived, exists with respect to any Seller Plan that is subject to the requirements of IRC § 412 and ERISA § 302; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.
     (xx) The actuarial report for each Seller Plan that is a defined benefit Pension Plan of the Seller or any Applicable Representation Entity and each ERISA Affiliate of the Seller or any Applicable Representation Entity fairly presents the financial condition and the results of operations of each such Plan in accordance with US GAAP.
     (xxi) Since the last valuation date for each Seller Plan that is a defined benefit Pension Plan of the Seller or any Applicable Representation Entity and each ERISA Affiliate of the Seller or any Applicable Representation Entity, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA §4001) to decrease, or the amount by which such benefit liabilities exceed assets to increase.
     (xxii) No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred with respect to a Seller Plan that is a Title IV Plan.
     (xxiii) None of the Seller, any Applicable Representation Entity nor any ERISA Affiliate of the Seller or any Applicable Representation Entity has any Liability under Title IV of ERISA and there are no facts or circumstances that may give rise to any Liability of the Seller, any Applicable Representation Entity or the Buyer under Title IV of ERISA as result of the Contemplated Transactions.
     (xxiv) None of the Seller, any Applicable Representation Entity nor any ERISA Affiliate of the Seller or any Applicable Representation Entity has established, maintained or contributed to or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in, any Multiemployer Plan, any defined benefit Pension Plan or any VEBA.
     (xxv) None of the Seller, any Applicable Representation Entity nor any ERISA Affiliate of the Seller or any Applicable Representation Entity has withdrawn from any Multiemployer Plan with respect to which there is any outstanding Liability as of the date of this Agreement. No event has occurred or circumstance exists as of the date of this Agreement that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization or insolvency of, any Multiemployer Plan that could result in any Liability of the Seller, any Applicable Representation Entity or the Buyer to a Multiemployer Plan.

     (xxvi) None of the Seller, any Applicable Representation Entity nor any ERISA Affiliate of the Seller or any Applicable Representation Entity has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.
     (xxvii) No Multiemployer Plan to which the Seller, any Applicable Representation Entity or any ERISA Affiliate of the Seller or any Applicable Representation Entity contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.
     (xxviii) Neither the Seller nor any Applicable Representation Entity has any Liability for providing, under any Benefit Plan or otherwise, any post-retirement medical, life insurance, or other welfare benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and IRC § 4980B.
     (xxix) Each Benefit Plan that constitutes a “group health plan” (as defined in ERISA § 607(1) or IRC § 4980B(g)(2)), including any plans of current and former affiliates that must be taken into account under sections IRC §§ 4980B and 414(t) or ERISA § 601, has been operated in material compliance with applicable law, including without limitation, the coverage requirements of IRC § 4980B and ERISA § 601 to the extent such requirements are applicable.
     (xxx) Except to the extent required by ERISA, IRC or other applicable Legal Requirement, the consummation of the Contemplated Transactions will not result in the payment, vesting or acceleration of any benefit under any Seller Plan or Seller Other Benefit Obligation.
     (xxxi) None of the assets of any Benefit Plan is invested in securities of the Seller, any Applicable Representation Entity or any ERISA Affiliate of the Seller or any Applicable Representation Entity.
     SECTION 3.12 Compliance with Legal Requirements; Governmental Authorizations.
     (a) Except as set forth on Schedule 3.12(a):
     (i) the Seller, to the extent related to the Applicable Entities or the Purchased Interests, and each Applicable Representation Entity is in compliance with the Legal Requirements that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and
     (ii) no event or circumstance exists that constitutes a violation by the Seller, to the extent related to the Applicable Entities or the Purchased Interests, or any Applicable Representation Entity of, or a failure on the part of the Seller, to the extent related to the Applicable Entities, or any Applicable Representation Entity to comply with, any Legal Requirement.

     (b) Except as set forth on Schedule 3.12(b):
     (i) the Seller, to the extent related to the Applicable Entities or the Purchased Interests, and each Applicable Representation Entity is in material compliance with all of the terms and requirements of each Governmental Authorization necessary (A) for the lawful conduct or operation of its business as currently conducted, or (B) to permit it to own and use its assets in the manner in which it currently owns and uses such assets;
     (ii) no event or circumstance exists that (A) constitutes directly or indirectly a violation of or a failure by the Seller, to the extent related to the Applicable Entities or the Purchased Interests, or any Applicable Representation Entity to comply with any term or requirement of any Governmental Authorization, or (B) will result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization; and
     (iii) all applications required to have been filed on behalf of the Seller, to the extent related to the Applicable Entities or the Purchased Interests, and each of the Applicable Representation Entities for the renewal of Governmental Authorizations have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies.
     SECTION 3.13 Legal Proceedings; Orders.
     (a) Except as set forth on Schedule 3.13(a), there are no Proceedings pending or, to the Knowledge of the Seller, threatened against (i) the Seller, to the extent related to the Applicable Entities or the Purchased Interests, or any Applicable Representation Entity, (ii) any Applicable Representation Entities’ officers, directors, employees, agents or stockholders in their capacity as such, (iii) to the extent related to the Applicable Entities or the Purchased Interests, any of the Seller’s officers, directors, employees, agents or stockholders in their capacity as such or (iv) any of the Seller’s, to the extent related to the Applicable Entities or the Purchased Interests, or any Applicable Representation Entity’s respective properties or businesses, to the Knowledge of the Seller, and, except for Punch List Items, there are no facts which constitute a valid basis for any such claim. There are no Proceedings pending or, to the Knowledge of the Seller, threatened against the Seller or any Applicable Representation Entity with respect to this Agreement or the Contemplated Transactions, and to the Knowledge of the Seller, no fact or circumstance exists which constitutes a valid basis for any such Proceeding.
     (b) Except for orders and rulings of general applicability (such as Executive Orders, Equal Employment Opportunity Commission rulings and similar rulings and orders), in each case, to the extent not specifically naming the Seller or any Applicable Representation Entity, or as otherwise set forth on Schedule 3.13(b):

     (i) there is no Order to which the Seller or any of the assets owned or used by the Seller, is subject, in each case, to the extent related to the Applicable Entities or the Purchased Interests;
     (ii) there is no Order to which any Applicable Representation Entity or any of the assets owned or used by any Applicable Representation Entity, is subject;
     (iii) the Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by the Seller, in each case, to the extent related to the Applicable Entities or the Purchased Interests; and
     (iv) none of the Applicable Representation Entities is subject to any Order that relates to the business of, or any of the assets owned or used by any Applicable Representation Entity.
     (c) Except as set forth on Schedule 3.13(c):
     (i) the Seller is in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject, in each case, to the extent related to the Applicable Entities or the Purchased Interests;
     (ii) each Applicable Representation Entity is in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject;
     (iii) no event or circumstance exists that constitutes or will result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Seller or any of the assets owned or used by the Seller, is subject, in each case, to the extent related to the Applicable Entities or the Purchased Interests; and
     (iv) no event or circumstance exists that constitutes or will result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Applicable Representation Entity, or any of the assets owned or used by any Applicable Representation Entity, is subject.
     (d) All of the Proceedings and Orders required to be set forth on either Schedule 3.13(a) or Schedule 3.13(b) are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties). Except as set forth on Schedule 3.13(d), (i) none of the Applicable Representation Entities has entered into any agreement to settle or compromise any Proceeding or Order pending or threatened against it that has involved any obligation other than the payment of money (which has been satisfied in full) or for which any Applicable Representation Entity has any continuing obligation and (ii) the Seller has not entered into any agreement to settle or compromise any Proceeding or Order pending or threatened against it that has involved any obligation of any Applicable Representation Entity other than the payment of money (which has been satisfied in full) or for which any Applicable Representation Entity has any continuing obligation.
     SECTION 3.14 Absence of Certain Changes and Events. Since the Balance Sheet Date until the date hereof, each of the Applicable Entities and, to the extent related to the Applicable Entities, the Seller has conducted its business only in the Ordinary Course of Business and there has not been any material and adverse change on the business, assets, properties, financial condition or prospects of the Applicable Entities, taken as a whole. Such a material and adverse change excludes any effect resulting from or relating to (i) general political or economic conditions, general financial and capital market conditions (including interest rates) or general effects on any of the industries in which the Applicable Entities are engaged which, in each such case, does not disproportionately affect any Applicable Entity, or, in each case, any changes therein (including as a result of (x) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war, or (y) the occurrence of any other calamity or crisis (including any act of terrorism)), (ii) any action taken by the Seller or any of the Applicable Entities at the written request of the Buyer or that is specifically required by this Agreement, or (iii) any action taken by the Buyer or any of its affiliates or Representatives. Without limitation of the foregoing and except as set forth on Schedule 3.14, since the Balance Sheet Date until the date hereof, none of the Applicable Representation Entities nor, to the extent related to any Applicable Representation Entity or any Purchased Interest, the Seller has:
     (a) taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01;
     (b) declared, set aside, made, set a record date for or paid any dividend or other distribution in respect of its capital stock or other Equity Interests or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock or other Equity Interests;
     (c) issued or sold any shares of any class of its capital stock or other Equity Interest, or any securities convertible into or exchangeable for any such shares or Equity Interest, or issued, sold, granted or entered into any subscription, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or interest or any securities convertible into or exchangeable for any such shares or Equity Interest;
     (d) effected, or adopted any plan with respect to, any recapitalization, reorganization, reclassification, merger, stock split or like change in its capitalization or adopted a plan of complete or partial liquidation or dissolution;
     (e) incurred any material obligation or Liability except in the Ordinary Course of Business;
     (f) discharged or satisfied any material Encumbrance, other than those required to be discharged or satisfied, or paid any obligation or Liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than (i) current liabilities shown on the Audited Financial Statements (other than the Seller Audited Financial Statements), (ii)

current liabilities incurred since the date thereof in the Ordinary Course of Business, and (iii) intercompany Liabilities owed by any Applicable Entity to another Applicable Entity;
     (g) subjected any of its assets or properties to any material Encumbrance other than any Permitted Encumbrance or an Encumbrance to be released at or prior to the Closing;
     (h) sold, transferred, leased to others or otherwise disposed of any of its assets, except in the Ordinary Course of Business or fixed assets having an aggregate value of less than $100,000, or canceled or compromised any debt or claim, individually or in the aggregate, in excess of $100,000, or waived or released any right of substantial value;
     (i) (x) entered into, amended, terminated or waived any Representation Material Contract or any material right or benefit under any Representation Material Contract except in the Ordinary Course of Business, (y) entered into, amended, terminated or waived any Applicable Material Contract or any material right or benefit under any Applicable Material Contract or (z) received any written notice of termination of any Material Contract;
     (j) suffered any damage, destruction or loss (whether or not covered by insurance) in excess of $100,000 to any of its assets or properties;
     (k) accelerated the delivery or sale of products or services, or offered discounts or price protection on the sale of products or services or premiums on the purchase of raw materials, except in the Ordinary Course of Business;
     (l) made any changes in the selling, distribution, advertising, promotion, terms of sale or collection, purchase or payment practices of the Seller and the Applicable Representation Entities other than in the Ordinary Course of Business;
     (m) purchased, ordered or otherwise acquired inventory in excess of reasonably forecasted requirements in the Ordinary Course of Business;
     (n) paid, loaned or advanced any amount to, or sold, transferred or leased any of its assets to, or entered into any agreement or arrangement with, the Seller or any other Related Person of any Applicable Representation Entity (other than another Applicable Entity);
     (o) changed in any material respect its accounting practices, policies or principles except as required by applicable accounting principles;
     (p) made or changed any material Tax election, changed an annual accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any material closing agreement with respect to Taxes or a Tax Return, settled or compromised any Proceeding with respect to any material Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Seller or any of the Applicable Representation Entities, or taken any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

     (q) entered into any new employment, severance, change of control or bonus Contract or granted to any executive officer or employee any increase in compensation, severance or termination pay, change in control bonus or any other benefits, except in the case of employees other than executive officers in the Ordinary Course of Business;
     (r) established, adopted, amended, authorized, suspended, or terminated any Seller Plan;
     (s) made or committed to make any capital expenditures or capital additions or improvements, individually or in the aggregate, in excess of $100,000;
     (t) acquired any assets (other than inventory and other assets in the Ordinary Course of Business) involving an amount, individually or in the aggregate, in excess of $100,000;
     (u) instituted, settled or agreed to settle any Proceeding before any Governmental Body, other than in the Ordinary Course of Business;
     (v) acquired (whether by merger, consolidation, recapitalization or otherwise) the shares of capital stock or any other Equity Interest in, or a substantial portion of the assets of, and Person or any division or business thereof;
     (w) transferred or granted any material rights or licenses under, or entered into any settlement regarding the infringement of, the Intellectual Property of any of the Applicable Representation Entities or entered into any licensing or similar agreements or arrangements with respect thereto (other than any shrink-wrap software license), other than in the Ordinary Course of Business;
     (x) entered into any agreement containing covenants that in any way purport to restrict the business activity of the Seller or any of the Applicable Representation Entities or limit the freedom of the Seller or any of the Applicable Representation Entities to engage in any line of business or compete with any Person;
     (y) made any amendment or changes in the Organization Documents of any Applicable Representation Entity;
     (z) moved, by dividend, distribution, investment, contribution or transfer or otherwise, any cash between or among any Applicable Representation Entities; or
     (aa) entered into a written agreement to take any of the foregoing actions.
     SECTION 3.15 Contracts; No Defaults.
     (a) Schedule 3.15(a) sets forth a true and complete list as of the date hereof, and the Seller has provided access to the Buyer to the true and complete copies (including all amendments and extensions thereof) or, if oral, an accurate and complete description of all terms, of each of the following to which either (x) any of the Applicable Representation Entities is a party or by which any Applicable Representation Entity or any of their respective assets are bound or (y) the Seller is a party or by with the Seller or any of the Seller’s assets are bound which, in the case of this clause (y), relates to any Applicable Entity or any Purchased Interest (each, a “Material Contract”) notwithstanding anything to the contrary set forth below:
     (i) all loan agreements, indentures, mortgages, notes, installment obligations, capital leases, or other agreements or instruments relating to Indebtedness of Seller or any Applicable Representation Entity;
     (ii) all continuing contracts or commitments for the future purchase, sale or manufacture of products, materials, raw materials, commodities, inventories, supplies, equipment or services, and all agreements with independent dealers or manufacturer’s representatives, in each case, other than any such contracts or commitments entered into in the Ordinary Course of Business;
     (iii) (x) all collective bargaining, employment, severance and other similar agreements, (y) any agreement requiring a change of control or parachute payments from the Seller or any Applicable Representation Entity or requiring any other payment to be made by the Seller or any Applicable Representation Entity in connection with the Contemplated Transactions, and (z) any other type of contract or understanding between the Seller or any Applicable Representation Entity and any of their respective officers or employees;
     (iv) all Contracts with any Person under which (i) the Seller or any Applicable Representation Entity is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (ii) the Seller or any Applicable Representation Entity is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Seller or any Applicable Representation Entity, in any such case which have an aggregate future Liability or receivable, as the case may be, in excess of $100,000;
     (v) all Contracts pursuant to which the Seller or any Applicable Representation Entity is obligated to make in the future, any advance, loan, extension of credit, capital contribution or other debt or equity investment in any Person;
     (vi) all Contracts granting to any Person a right of first refusal or option to purchase any assets;
     (vii) all Contracts providing for any acquisition or divestiture of any business or material assets or any business combination;
     (viii) all Contracts with any customer of the Seller or any Applicable Representation Entity that contains so-called “most favored nation” provisions or any similar provision requiring an Applicable Representation Entity to offer any person terms or concessions at least as favorable as those offered to one or more other parties;

     (ix) all Contracts with performance guarantees outside the Ordinary Course of Business;
     (x) all Contracts entered into outside the Ordinary Course of Business;
     (xi) all mortgage, pledge, security agreement, deed of trust or other instrument granting an Encumbrance other than Permitted Encumbrances upon any asset of the Seller or any Applicable Representation Entity;
     (xii) all joint venture, partnership, limited liability company or other similar agreement or arrangement;
     (xiii) all Contracts involving a sharing of profits, losses, costs or Liabilities by the Seller or any Applicable Representation Entity with any other Person;
     (xiv) all Contracts with any Related Person of the Seller or any Applicable Representation Entity; and
     (xv) all agreements containing covenants that in any way purport to restrict the business activity of the Seller or any Applicable Representation Entity or limit the freedom of the Seller or any Applicable Representation Entity to engage in any line of business or to compete with any Person.
     (b) Except (A) for Punch List Items or (B) as disclosed on Schedule 3.15(b), (i) neither the Seller nor any Applicable Representation Entity is in default under any Representation Material Contract and, to the Knowledge of the Seller, no other party to any Representation Material Contract is in default, (ii) no event has occurred which (with or without notice or lapse of time or both) would become a breach or default under, or would otherwise permit modification, cancellation, acceleration or termination of, any Representation Material Contract or any rights or obligations thereunder or would result in the creation of or right to obtain any Encumbrance (other than a Permitted Encumbrance) upon, or any Person obtaining any right to acquire, any assets, rights or interests of the Seller or any of the Applicable Representation Entities, and (iii) no party to any Material Contract has waived or repudiated any rights or obligations under such Material Contract. Except as disclosed on Schedule 3.15(b): (i) each Representation Material Contract is in full force and effect and is a valid and binding obligation of the Seller or the applicable Applicable Representation Entity party thereto and, to the Knowledge of the Seller, the other parties thereto; and (ii) neither the Seller nor any of the Applicable Representation Entities has received written notice from any party to a Representation Material Contract that such party intends either to modify, cancel or terminate such Representation Material Contract.
     (c) Except as disclosed on Schedule 3.15(c), to the Knowledge of the Seller, no officer, agent or employee of any the Seller or any Applicable Representation Entity is bound by any Contract that purports to limit the ability of such officer, agent or employee to (A) engage in or continue any conduct, activity or practice relating to the business of any Applicable Representation Entity, or (B) assign to the Seller or any Applicable Representation Entity or to any other Person any rights to any invention, improvement or discovery.

     (d) Except as disclosed on Schedule 3.15(d), the loss or termination of all of the Seller’s or Applicable Representation Entity’s rights under, or the acceleration of all of the Seller’s or Applicable Representation Entity’s obligations under, any Contract to which the Seller or any Applicable Representation Entity is a party or by which the Seller or any Applicable Representation Entity or any of their respective assets are bound that is not a Material Contract would not reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or prospects of the Applicable Representation Entities, taken as a whole.
     (e) Schedule 3.15(e) sets forth a true and complete list, and the Seller has provided access to the Buyer to the true and complete copies (including all amendments and extensions thereof) or, if oral, an accurate and complete description of all terms, of each Contract pertaining or relating to the Biolux Project to which any of the Applicable Entities is a party or by which any Applicable Entity or any of their respective assets are bound or pursuant to which any Applicable Entity has any obligations or Losses (collectively, the “Biolux Contracts”).
     SECTION 3.16 Insurance.
     (a) The Seller has delivered or have caused to have been delivered or made available to the Buyer:
     (i) a true and complete copy of each policy of insurance to which any Applicable Representation Entity is a party or under which any Applicable Representation Entity or any of their assets are covered;
     (ii) a true and complete copy of each pending application of any Applicable Representation Entity, if any, for policies of insurance; and
     (iii) any statement by the auditor of the Seller’s financial statements with regard to the adequacy of the Seller’s or any Applicable Representation Entity’s coverage or of the reserves for claims.
     (b) Schedule 3.16(b) sets forth a true and correct list of:
     (i) any self-insurance arrangement by or affecting any Applicable Representation Entity, including any reserves established thereunder; and
     (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Seller or any Applicable Representation Entity.
     (c) Except as set forth on Schedule 3.16(c):
     (i) All policies to which any Applicable Representation Entity is a party:
     (1) are sufficient for material compliance with the Legal Requirements to which any Applicable Representation Entity is bound; and

     (2) will continue in full force and effect immediately following the consummation of the Contemplated Transactions.
     (ii) No Applicable Representation Entity has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
     (iii) The Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, in each case, to the extent related to any Applicable Entity or any Purchased Interests.
     (iv) Each of the Applicable Representation Entities and, to the extent related to any Applicable Entity or for which any Applicable Entity may have any Liability, the Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Seller or any Applicable Representation Entity is a party or that provides coverage to the Seller or any Applicable Representation Entity.
     SECTION 3.17 Environmental Matters.
     (a) None of the Applicable Representation Entities is, or for the previous three years, has been, in violation of any applicable Environmental Law or in default under, or in violation of, any Order relating to the Environment. The Seller is not, nor for the previous three years, has been, in violation of any applicable Environmental Law or in default under, or in violation of, any Order relating to the Environment, in each case, to the extent related to any Applicable Entity or for which any Applicable Entity may have any Liability. To the Knowledge of the Seller, there is no investigation, enforcement action or regulatory action pending or threatened against or affecting the Seller or any of the Applicable Representation Entities by any Governmental Body.
     (b) With respect to the Environment, no Governmental Body has ordered any of the Applicable Representation Entities to take any remedial or other corrective action to comply with any Environmental Law, Order or any Governmental Authorization.
     (c) Each of the Applicable Representation Entities have obtained, possess, and are in material compliance with all Governmental Authorizations required under any Environmental Law. The Seller has obtained, possess, and are in material compliance with all Governmental Authorizations required under any Environmental Law, in each case, to the extent related to any Applicable Entity or for which any Applicable Entity may have any Liability.
     (d) Neither the Seller nor any of the Applicable Representation Entities has received:

     (i) any written claim or written notice of any violation, lien, complaint, Proceeding, Order or other written claim or notice to the effect that it is or may be liable to any Person as a result of the environmental condition of any of the Applicable Representation Entity Facilities, or the Release or Threatened Release of any Hazardous Material;
     (ii) any written claim or written notice of any violation, lien, complaint, Proceeding, Order or other written claim or notice to the effect that it is or may be liable to any Person as a result of the environmental condition of any of the Seller Facilities, or the Release or Threatened Release of any Hazardous Material, in each case, for which any Applicable Representation Entity may have any Liability; or
     (iii) any letter or request for information under Section 104 of the CERCLA, or comparable state Legal Requirements.
     (e) To the Knowledge of the Seller, none of the operations of any of the Applicable Representation Entities is the subject of any investigation by a Governmental Body evaluating whether any remedial action is needed to respond to a Release or Threatened Release of any Hazardous Material at the Applicable Representation Entity Facilities or at any location to which any of them have sent Hazardous Materials for treatment, storage or disposal.
     (f) To the Knowledge of the Seller, none of the operations of the Seller is the subject of any investigation by a Governmental Body evaluating whether any remedial action is needed to respond to a Release or Threatened Release of any Hazardous Material at the Seller Facilities or at any location to which any of them have sent Hazardous Materials for treatment, storage or disposal, in each case, for which any Applicable Representation Entity may have any Liability.
     (g) None of the Applicable Representation Entities is now subject to any Environmental, Health and Safety Liabilities. The Seller is no now subject to any Environmental, Health and Safety Liabilities for which any Applicable Entity may have any Liability.
     (h) There has been no Release or Threatened Release of Hazardous Materials at, onto or under any of the Applicable Representation Entity Facilities which has not been compliant with or authorized under applicable Environmental Laws, or, to the Knowledge of the Seller, at any location to which any of the Applicable Representation Entities have sent Hazardous Materials for treatment, storage or disposal.
     (i) There has been no Release or Threatened Release of Hazardous Materials at, onto or under any of the Seller Facilities which has not been compliant with or authorized under applicable Environmental Laws, or, to the Knowledge of the Seller, at any location to which the Seller has sent Hazardous Materials for treatment, storage or disposal, in each case, for which any Applicable Representation Entity may have any Liability.
     (j) There are no Proceedings pending, or to the Knowledge of the Seller, threatened against any of the Applicable Representation Entities alleging the violation of, or

Liability under, Environmental Laws. There are no Proceedings pending, or to the Knowledge of the Seller, threatened against the Seller alleging the violation of, or Liability under, Environmental Laws, in each case, for which any Applicable Representation Entity may have any Liability.
     (k) To the Knowledge of the Seller, no expenditure, including any capital expenditure, materially in excess of that routinely incurred by the respective Applicable Representation Entities during the two years prior to the Closing Date will be required to maintain compliance by the applicable Applicable Representation Entity with all Environmental Laws for the period from the Closing Date until two years thereafter.
     (l) Except as set forth on Schedule 3.17(j), neither the Seller nor any of the Applicable Representation Entities has entered into any consent decree or other agreement in settlement of any alleged violation of or Liability under any applicable Environmental Law.
     SECTION 3.18 Employees.
     (a) Schedule 3.18(a) sets forth a complete list of, and indicates the applicable employer of, all officers, directors and employees of the Seller or any Applicable Representation Entity that received cash compensation from the Seller or any Applicable Representation Entity (including cash bonuses) in excess of $100,000 during the year ended December 31, 2006.
     (b) To the Knowledge of the Seller, no employee of any Applicable Representation Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person that in any way adversely affects (i) the performance of such employee’s duties as an employee of the Seller or any Applicable Representation Entity, or (ii) the ability of the Seller or of any Applicable Representation Entity to conduct its business.
     SECTION 3.19 Labor Relations; Compliance. Except as set forth in Schedule 3.19, none of the Applicable Representation Entities is a party to or bound by any collective bargaining agreement, and there are no other labor unions, work councils or other organizations representing or, to the Knowledge of the Seller, purporting or attempting to represent any employee of any of the Applicable Representation Entities. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of any of the Applicable Representation Entities is currently ongoing or, to the Knowledge of the Seller, currently threatened, nor has there been any such activity within the last three years. Each of the Applicable Representation Entities have complied in all material respects with all applicable provisions of applicable Legal Requirements pertaining to the employment or termination of employment of any Person, including, without limitation, all such applicable Legal Requirements relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, immigration status, Tax information reporting, employment and withholding Taxes or other similar employment practices or acts. There is no unfair labor practice, charge or complaint or other Proceeding pending or, to the Knowledge of the Seller, threatened against any of the Applicable Representation Entities before the National

Labor Relations Board or any similar Governmental Body. Except as would not reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or prospects of the Applicable Representation Entities, taken as a whole, and none of the Applicable Representation Entities is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. None of the Applicable Representation Entities has closed any plant or facility or implemented any early retirement, separation or window program within the past three years, and none of the Applicable Representation Entities planned or announced any such action or program for the future.
     SECTION 3.20 Intellectual Property.
     (a) Schedule 3.20(a)(i) sets forth a complete and accurate list that includes all Intellectual Property owned by any of the Applicable Representation Entities that is registered or subject to an application for registration, including the jurisdictions where registered or where applications have been filed, and all registration or application numbers, as applicable (the “Company Registered Intellectual Property”). Schedule 3.20(a)(ii) sets forth a complete and correct list of all Intellectual Property that a third party has licensed to any Applicable Representation Entity, except for commercially available, off-the-shelf, click-wrap, shrink-wrap or similar licenses (the “Third Party Intellectual Property”). Except as set forth on Schedule 3.20(a)(iii), the Applicable Representation Entities are the sole and exclusive owner or has the right to use, sell, license or transfer, as the case may be, all Intellectual Property necessary to operate their respective business as presently conducted or proposed to be conducted, free and clear of all Encumbrances or other third party rights, except Permitted Encumbrances. Except as set forth on Schedule 3.20(a)(iv), the Applicable Representation Entities are the sole owners of, and have valid title to, free and clear of all Encumbrances except for Permitted Encumbrances, all of the Company Owned Intellectual Property. Except as set forth on Schedule 3.20(a)(v), no claims have been made by the Seller or the Applicable Representation Entities that any Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property, and, to the Knowledge of the Seller, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. All of the Applicable Representation Entities’ rights in and to the Company Owned Intellectual Property are valid and enforceable. No item of Company Registered Intellectual Property has lapsed, expired, or been abandoned or cancelled, or is subject to any pending or threatened in writing, opposition, cancellation, interference, domain name dispute or other proceeding.
     (b) Except as set forth on Schedule 3.20(b), to the Knowledge of the Seller, none of the Applicable Representation Entities is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company Owned Intellectual Property or pursuant to which an Applicable Representation Entity is licensed to use any material Intellectual Property owned by a third party.
     (c) Except as set forth on Schedule 3.20(c), there are no claims pending or, to the Knowledge of the Seller, threatened in writing (i) against any Applicable Representation Entity relating to the infringement, misappropriation, dilution or other violation of the Intellectual Property rights of any Person or (ii) challenging the ownership, use, protectability, registerability, validity or enforceability of any Company Owned Intellectual Property; and to the Knowledge of the Seller there is no basis for any such claims.
     (d) The Applicable Representation Entities have taken reasonable measures, as appropriate, to maintain and protect the proprietary nature of the Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information that any Applicable Representation Entity owns or uses, and, except as set forth on Schedule 3.20(d), to the Knowledge of the Seller, there have been no unauthorized disclosure or uses of the Company Owned Intellectual Property or any other trade dress or confidential information that any Applicable Representation Entity owns or uses.
     (e) All current and prior employees, agents, consultants, contractors and other representatives of the Applicable Representation Entities who have or had access to confidential or proprietary information of any Applicable Representation Entity that is currently used in the business of such Applicable Representation Entity (the “Access Persons”) have a legal obligation of confidentiality to the Applicable Representation Entities with respect to all confidential or proprietary information of the Applicable Representation Entities to which such Access Persons have or have had access. All inventions, discoveries, and ideas currently used in the business of an Applicable Representation Entity, whether or not patented or patentable or otherwise protectable under Legal Requirements, conceived by employees or independent contractors of the Applicable Representation Entities or reduced to practice during the course of their employment or pursuant to their engagement by an Applicable Representation Entity, and all works of authorship currently used in the business of an Applicable Representation Entity, whether or not copyrighted or copyrightable or otherwise protectable under Legal Requirement, created or developed by employees or contractors of the Applicable Representation Entities during the course of their employment or pursuant to their engagement by an Applicable Representation Entity are the sole and unrestricted property of the Applicable Representation Entities, and no Applicable Representation Entity owes any obligation of any payment, other than for services rendered, in this respect to any such present or former employee or independent contractor of any Applicable Representation Entity.
     (f) Except as set forth on Schedule 3.20(f), to the Knowledge of the Seller, there have been no unauthorized disclosure or uses of the Company Owned Intellectual Property of the Applicable Representation Entities or any other trade dress or confidential information that any Applicable Representation Entity owns or uses and no material threat of unauthorized disclosure or use of the Company Owned Intellectual Property of the Applicable Representation Entities is known to exist.
     (g) The consummation of the Contemplated Transactions will not result in the loss or impairment of any of the Applicable Representation Entities’ rights in or to own, use or hold for use any of the Intellectual Property that is owned, used or held for use by such Applicable Representation Entity immediately prior to the date hereof.
     (h) Except as set forth on Schedule 3.20(h), the Applicable Representation Entities (i) have not granted any right or interest to any Person in connection with the Company Owned Intellectual Property and (ii) are not obligated to pay any royalties, licensing fees or other amounts to any Person with respect to any of the Intellectual Property that is owned, used or held for use by any Applicable Representation Entity.
     SECTION 3.21 Relationships with Related Persons.
     (a) Except as set forth on Schedule 3.21(a), there are no loans, leases or other continuing transactions between (i) any of the Applicable Representation Entities, on the one hand, and (ii) the Seller or any present or former stockholder, Equity Interest holder, director or officer of the Seller or any of the Applicable Entities or any Related Person (other than an Applicable Entity) of any of the foregoing, on the other hand.
     (b) Except as set forth on Schedule 3.21(b), no Related Person of the Seller has an equity interest or any other financial or profit interest in any Person (other than the Applicable Representation Entities) that (i) has a material financial interest in any transaction with any Applicable Representation Entity, or (ii) engages in competition with any of the Applicable Entities with respect to any line of the products or services of any Applicable Entity (a “Competing Business”) in any market presently served by any Applicable Entity, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.
     (c) Schedule 3.21(c) sets forth a true and correct list of all Contracts between any Applicable Entity, on the one hand, and the Seller or any of its post-Closing Related Persons, on the other hand (the “Intercompany Contracts”). Except as set forth on Schedule 3.21(c), (i) neither the Seller nor any of its post-Closing Related Persons has any claim or right against any Applicable Entity and (ii) no Applicable Entity has any Liability to the Seller or any of its post-Closing Related Persons.
     SECTION 3.22 Brokers or Finders. Except as set forth on Schedule 3.22, none of the Applicable Entities nor any of their respective Representatives, have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     SECTION 3.23 Product Liability.
     (a) Except as set forth on Schedule 3.23(a) (and except for Punch List Items), each product manufactured, sold, leased, licensed, delivered or installed by, or service performed by, any of the Applicable Representation Entities (collectively, the “Products”) is, and at all times has been, (a) in material compliance with all applicable Legal Requirements, (b) fit for the ordinary purposes for which it is intended to be used and (c) in material conformity with any and all contractual obligations, express and implied warranties, promises and affirmations of fact made by any Applicable Representation Entity. There is no design defect with respect to any Product.
     (b) Except as set forth on Schedule 3.23(b)(i), there is no Proceeding to which any Applicable Representation Entity is a party pending, or to the Knowledge of the Seller, threatened relating to, or otherwise involving, alleged defects in the Products provided by any Applicable Representation Entity, or the failure of any such Products or services to meet certain specifications, and, to the Knowledge of the Seller and except for Punch List Items, there is no basis for any of the foregoing. Schedule 3.23(b)(ii) sets forth all concluded actions (including the disposition thereof) against any Applicable Representation Entity since January 1, 2003 relating to, or otherwise involving, alleged defects in the products or services provided by any Applicable Representation Entity, or the alleged failure of any such services or products to meet certain specifications. There have been no voluntary or mandatory recalls, field fix or retrofit of any Product and to the Knowledge of the Seller, there is no basis for any of the foregoing. None of the Applicable Representation Entities has any Liability (and, to the Knowledge of the Seller, there is no basis for any present or future action giving rise to any such Liability) arising out of any injury to any Person or property as a result of any services provided by any Applicable Representation Entity, or the ownership, possession, or use of the Products and no Person has asserted a written claim alleging that any Applicable Representation Entity is responsible for any Liability arising out of any injury to Persons or property caused by any Product.
     SECTION 3.24 Improper Payments. None of Applicable Representation Entities has made any improper foreign payment (as defined in the Foreign Corrupt Practices Act of 1977, as amended).
     SECTION 3.25 Customers and Suppliers. Schedule 3.25 sets forth a complete and accurate list, for each of the fiscal years ended on December 31, 2005 and December 31, 2006, (a) the twenty (20) largest customers (or, in the case of Europa Crown, ECL or ECUK, the ten (10) largest customers) of each of the Applicable Representation Entities (measured by aggregate sales or billings) during such period, indicating aggregate sales and billings and the existing contractual obligations with each such customer by product or service provided and (b) the ten (10) largest suppliers of materials, products or services to each of the Applicable Representation Entities (measured by the aggregate amount purchased by the Applicable Representation Entities) for such period. To the Knowledge of the Seller, the relationships of the Applicable Representation Entities with the customers and the suppliers listed on, or required to be listed on, Schedule 3.25 are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified any Applicable Representation Entity of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with any Applicable Representation Entity. To the Knowledge of the Seller, there exists no condition or state of facts or circumstances involving customers or suppliers that can reasonably be expected to materially impair the conduct of the business of the Applicable Representation Entities after the Closing from manner in which such is currently being conducted.
     SECTION 3.26 Joint Venture Arrangements.
     (a) None of the Applicable Entities nor, to the Knowledge of the Seller, any other party to any of the Hiplex Technologies Agreements is in default under (nor does there exist any condition that, with notice or lapse of time or both, could cause such a default under) any of the Hiplex Technologies Agreements.

     (b) None of the Applicable Entities nor, to the Knowledge of the Seller, any other party to any of the KNM Crown Agreements is in default under (nor does there exist any condition that, with notice or lapse of time or both, could cause such a default under) any of the KNM Crown Agreements.
     SECTION 3.27 Accuracy of Information. The schedules to this Agreement and any certificates or other written information furnished to the Buyer or the Buyer’s Representatives by or on behalf of the Seller or any Applicable Entity pursuant to this Agreement or in connection with the Contemplated Transactions do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller as follows:
     SECTION 4.01 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     SECTION 4.02 Authority; No Conflict.
     (a) The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is, or will become, a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the other Transaction Documents to which it is, or will become, a party and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of the Buyer. The Buyer has duly executed and delivered this Agreement, and on the Closing Date will have duly executed and delivered each of the other Transaction Documents to which it is a party. This Agreement constitutes, and on the Closing Date each of the other Transaction Documents to which the Buyer is a party will constitute, the legal, valid and binding obligations of the Buyer enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.
     (b) Neither the execution and delivery of this Agreement each of the other Transaction Documents to which it is a party by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer will directly or indirectly give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (i) any provision of the Buyer’s Organizational Documents;
     (ii) any resolution adopted by the board of directors of the Buyer or the owners of its Equity Interests; or

     (iii) any Legal Requirement or Order to which the Buyer the may be subject.
     (c) Neither the execution and delivery of this Agreement or any of the other Transaction Documents to which the Buyer is a party nor the consummation or performance of any of the Contemplated Transactions by the Buyer will, directly or indirectly (with or without notice, the lapse of time, or both):
     (i) contravene, conflict with or result in a violation or breach of (A) any provision of the Organizational Documents of the Buyer, or (B) any resolution adopted by the board of directors or other similar governing body or the stockholders, members or other equity holders of the Buyer; or
     (ii) contravene, conflict with or result in a violation or breach of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer, or any of the properties of Buyer may be subject.
     (d) Except as set forth on Schedule 4.02(d), the Buyer is not and will not be required to give any notice to, make any filing with, or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of any of the Contemplated Transactions.
     SECTION 4.03 Investment Intent. The Buyer is acquiring the Purchased Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. The Buyer confirms that the Seller has made available to the Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Seller and the Applicable Entities and to acquire such additional information about the business and financial condition of the Seller and the Applicable Entities as the Buyer has requested, and all such information has been received.
     SECTION 4.04 Certain Proceedings. There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions and no such Proceeding has been threatened.
     SECTION 4.05 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
ARTICLE V
COVENANTS
     SECTION 5.01 Operation of the Businesses of the Seller and the Applicable Entities.

     (a) From the date hereof until the Closing, except as expressly required by this Agreement or as otherwise consented to by the Buyer in writing, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be deemed to be unreasonably withheld or delayed if the action or transaction with respect to which such consent is requested would, in the reasonable determination of the Buyer, adversely effect the value of the Applicable Entities or the Contemplated Transactions in any manner), the Seller agrees to use, and agrees to cause each of the Applicable Entities to use, its commercially reasonable efforts to (i) carry on the businesses of the Applicable Entities and, to the extent applicable to the Applicable Entities, the Seller in the Ordinary Course of Business, maintain the books, accounts and records of the Applicable Entities and, to the extent applicable to the Applicable Entities, the Seller in the usual, regular and ordinary manner consistent with past practices, preserve intact in all material respects the present business organization of the Applicable Entities and, to the extent applicable to the Applicable Entities, the Seller, maintain the properties and assets of the Applicable Entities and, to the extent applicable to the Applicable Entities, the Seller in good operating condition and repair, keep available the services of the present officers and significant employees of the Applicable Entities and, to the extent applicable to the Applicable Entities, the Seller, and preserve the relationship with customers and suppliers of the Applicable Entities and, to the extent applicable to the Applicable Entities, the Seller and others having business dealings with the Seller and the Applicable Entities; and (ii) not take any action or omit to take any action, which action or omission would result in a Breach of any of the representations and warranties of the Seller set forth herein that would entitle Buyer to terminate this Agreement under Section 8.01(b).
     (b) Without limiting the generality of Section 5.01(a), except as set forth on Schedule 5.01(b), neither the Seller nor any of the Applicable Entities shall, without the written consent of the Buyer, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be deemed to be unreasonably withheld or delayed if the action or transaction with respect to which such consent is requested would, in the reasonable determination of the Buyer, adversely effect the value of the Applicable Entities or the Contemplated Transactions in any manner) (x) take any action or engage in any transaction that would have been required to be set forth on Schedule 3.14 had such action or transaction occurred after the Balance Sheet Date but prior to the date hereof, or (y) enter into, amend, terminate or waive any Biolux Contract or any material right or benefit under any Biolux Contract.
     SECTION 5.02 Access and Investigation. From the date hereof until the Closing, the Seller will, and will cause each Applicable Entity and their respective Representatives to, afford the Buyer and its Representatives and prospective lenders and their Representatives (collectively, the “Buyer’s Advisors”) reasonable access, during normal business hours and upon reasonable prior notice, to each Applicable Entity’s personnel, properties, contracts, books and records, and other documents and data, and (b) furnish the Buyer and the Buyer’s Advisors with such additional financial, operating and other data and information as the Buyer may reasonably request; provided, however, that such investigation shall be conducted in a manner so as to minimize any unreasonable disruptions to the operations of the business of the Applicable Entities. The Buyer shall not contact any customers, suppliers, distributors or employees of the Applicable Entities without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if reasonably requested by the Buyer upon recommendation of the Buyer’s Advisors of a specific scope of work, the Seller shall cause the Applicable Entities to permit environmental testing and sampling of their respective properties; provided, that, if any such testing or sampling damages any such property, the Buyer, at its reasonable cost and expense, will restore such property to the reasonably similar condition as existed before the testing or sampling.
     SECTION 5.03 Exclusivity. From the date hereof until the Closing, the Seller will not, and the Seller will cause each of its Representatives, each of the Applicable Entities and each of their respective Representatives to not: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, the Seller or any Applicable Entity (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into any Contract with any Person relating to a Proposal. The Seller shall promptly notify the Buyer if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with the Seller, any Applicable Entity or any of their respective Representatives. The Seller shall, and the Seller shall cause each of its Representatives, each of the Applicable Entities and each of their respective Representatives to, immediately cease any existing activities, discussions, negotiations with any Persons with respect to any Proposal.
     SECTION 5.04 Restriction on Transfer. From the date hereof until the Closing, the Seller hereby agrees that it will not transfer, assign or otherwise dispose of any of the Purchased Interests, or any interest therein.
     SECTION 5.05 Notification of Events. From the date hereof until the Closing, the Seller shall give written notice to the Buyer promptly following the Seller becoming aware of (i) the occurrence, or failure to occur, of any event that has caused or would reasonably be likely to cause any representation or warranty of the Seller contained in this Agreement to (x) have been untrue or inaccurate in any respect as of the date of this Agreement or (y) be untrue or inaccurate in any respect as of the Closing Date, (ii) the failure of the Seller to comply with or satisfy in any respect any covenant to be complied with by the Seller hereunder, (iii) any other Breach of any of the representations, warranties, covenants or obligations of the Seller set forth herein or (iv) any change or event having a material adverse effect on the business, assets, properties, financial condition or prospects of the Seller and the Applicable Entities; provided, however, that no notice delivered by the Seller to the Buyer pursuant to this Section 5.05 shall be deemed to amend or supplement any of the representations or warranties of the Seller set forth herein (or any of the Schedules referred to therein) or to prevent or cure any Breach hereunder.
     SECTION 5.06 Further Actions.
     (a) Subject to clause (c) below, from the date hereof to the Closing, each party hereto agrees to use its reasonable efforts to take all actions and to do all things necessary or appropriate to consummate the Contemplated Transactions, including, without limitation, (i) filing or supplying all applications, notifications and information required to be filed or supplied by it pursuant to applicable Legal Requirements, (ii) obtaining all material Consents (including all Governmental Authorizations) necessary to be obtained by it in order to consummate the Contemplated Transactions, and (iii) coordinating and cooperating with the other parties in exchanging such information and providing such reasonable assistance as may be reasonably requested by such other party.
     (b) In furtherance and not in limitation of the provisions of clause (a) above, each of the Seller and Buyer agrees to make an appropriate filing of a notification and report form pursuant to the HSR Act and to make such other filings as are required under any Other Antitrust Law with respect to this Agreement and the transactions contemplated hereby as promptly as practicable after the date of this Agreement but in any event not later than fifteen (15) business days after the date of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and Other Antitrust Laws. Each of the Seller and the Buyer will use their commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of required approvals under the HSR Act and Other Antitrust Laws as soon as practicable (including by requesting early termination of the HRS Act waiting period); provided, however, that, in no event shall the Buyer or any of its Related Persons or “ultimate parent entities” be required to take or agree to take any Divestiture Action. The Seller and the Buyer agree not to extend, directly or indirectly, any waiting period under the HSR Act or to enter into any agreement with a Governmental Body to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party. Each of the Seller and the Buyer will (x) promptly notify the other party of any written communication to that party from any Governmental Body located in the United States and, to the extent practicable, outside of the United States and, subject to applicable Legal Requirements, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Body and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Body in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their Related Persons and their respective Representatives on one hand, and any such Governmental Body or its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of the HSR Act or any Other Antitrust Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced (or threatened to be enacted, entered, promulgated or enforced) by a Governmental Body that would make such transactions illegal or would otherwise prohibit or materially impair or delay the consummation of such transactions, each of the Seller and the Buyer shall use its commercially reasonable efforts to prevent the institution of and to contest and resist any such action or proceeding and shall use its commercially reasonable efforts to prevent the enactment, entering, promulgation or enforcement of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts or materially delays the consummation of the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of such transactions; provided, however, that, in no event shall the Buyer or any of its Related Persons or “ultimate parent entities” be required to take or agree to take any Divestiture Action. The Seller and the Buyer shall each pay half of all filing fees required with respect to the notification, report and other requirements of the HSR Act (and any applicable Other Antitrust Law); provided, that, the Seller’s obligation to pay half of all filing fees shall only be payable as an Outstanding Transaction Cost upon the Closing. For purposes hereof, “Divestiture Action” shall mean (i) making any proposals, executing or carrying out any agreements or submitting to legal requirements imposed by a Governmental Body providing for the license, sale or other disposition or separate holding (through the establishment of a trust or otherwise) of any assets or the holding separate of any Equity Interests in any Applicable Entity or imposing or seeking to impose any limitation on the ability of the Buyer or any its Related Persons or “ultimate parent entities” to conduct their respective business or own such assets or Equity Interests or to acquire, hold or exercise full rights of ownership of the Purchased Interests or (ii) otherwise take any step to avoid or eliminate any impediment which may be asserted by a Governmental Body.
     (c) From and after the Closing, each party hereto agrees to use its reasonable efforts to take all actions and to do all things necessary or appropriate to obtain the China Approval as promptly as reasonably practicable following the Closing.
     SECTION 5.07 Public Announcement. The Buyer and the Seller hereby agree that, prior to Closing, neither the Buyer nor the Seller shall issue any press release or otherwise make any public statement or announcement with respect to the existence or termination of this Agreement or the transactions described herein without the prior written consent of the other. Following Closing, the Buyer and the Seller shall make a joint public statement or announcement concerning the transactions described herein but excluding the terms (including Purchase Price) of the transaction.
     SECTION 5.08 Tax Matters. The following provisions shall govern the allocation of responsibility concerning certain tax matters between the Buyer and the Seller following the Closing Date:
     (a) Taxable Periods Ending On or Before the Closing Date.
     (i) The Buyer shall prepare and timely file, or shall cause, as applicable, each of the Applicable Entities to prepare and timely file, all Tax Returns for all taxable periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”) that are required to be filed by the Applicable Entities after the Closing Date. The Seller shall pay or cause to be paid all Taxes due with respect to the Pre-Closing Tax Periods. The Buyer and the Seller agree that all such Tax Returns shall be filed in a manner consistent with prior Tax Returns filed, as applicable, by the Applicable Entities, unless and to the extent otherwise required by applicable Legal Requirement. A copy of each such Tax Return described in this Section 5.08(a)(i)

shall be provided to the Seller within 30 days prior to the due date (including extensions) for the filing thereof, and the Seller shall have the right to comment on each such Tax Return and suggest reasonable changes thereto in good faith, which the Buyer shall incorporate therein.
     (ii) Further, with respect to each Applicable Entity characterized as a partnership for United States federal income tax purposes, the Seller shall make or cause to be made an election pursuant to IRC Section 754 for each taxable period within which the Closing Date occurs.
     (b) Taxable Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Applicable Entities for taxable periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Buyer shall pay or cause to be paid with such Tax Returns all Taxes due in connection therewith, subject to Section 9.02(c). Any Taxes relating to Straddle Periods shall be apportioned between the pre-Closing Date period and post-Closing Date period, (i) in the case of any ad valorem taxes, based on a per diem basis, and, (ii) in the case of other Taxes, based on an interim closing of the books as of Closing Date, with a deemed short taxable year ending on and including the Closing Date and a second deemed short taxable year beginning on and including the day after the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period). A copy of each such Tax Return described in this shall be provided to the Seller within 30 days prior to the due date (including extensions) for the filing thereof and the Seller shall have the right to comment on each such Tax Return and suggest reasonable changes thereto in good faith, which the Seller shall incorporate therein.
     (c) Tax Refunds.
     (i) The Seller shall pay to the Buyer an amount equal to any Tax refunds that are received by the Seller after the Closing Date which relate to Tax periods commencing after the Closing Date. In addition, the Seller shall pay to the Buyer a percentage of any Tax refunds that are received by the Seller after the Closing Date which relate to a Straddle Period, which percentage shall be equal to the same percentage of the related Tax liability that was apportioned to the Buyer pursuant to clause (b) above. Any payments required to be made pursuant to this clause (i) shall be made within fifteen (15) days after the Seller’s receipt of the applicable Tax refund.
     (ii) Solely to the extent that such Tax refund was not taken into account in the calculation of the Net Working Capital Adjustment Amount, the Buyer shall pay to the Seller a percentage of any Tax refunds that are received by an Applicable Entity after the Closing Date which relate to a Straddle Period, which percentage shall be equal to the same percentage of the related Tax liability that was apportioned to the Seller pursuant to clause (b) above. Any payments required to be made pursuant to this clause (i) shall be made within fifteen (15) days after the related Applicable Entity’s receipt of the applicable Tax refund.
     (d) Transfer Taxes. Fifty percent (50%) of all transfer, documentary, stamp, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be allocated to, and paid by, each of the Buyer and the Seller.
     (e) Cooperation on Tax Matters. The Buyer shall provide to the Seller, and the Seller shall provide to the Buyer, such material and relevant information, without charge and in a timely fashion, as each may reasonably request of the other, in connection with the filing of Tax Returns pursuant to this Section 5.08 and any audit, litigation or other proceeding with respect to Taxes imposed on the Applicable Entities. Such cooperation shall include the retention and (upon the other party’s request, at the other party’s cost and expense and at the time and place mutually agreed upon by the parties) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (i) retain such records and information as are required to be retained by any applicable Tax authority and (ii) retain such records and information in machine-readable format where appropriate such that the requesting party shall be able to readily access such records and information. The Buyer agrees (A) to retain all books and records with respect to Tax matters pertinent to the Applicable Entities relating to any Pre-Closing Tax Period, and to abide by all record retention arrangements entered into with any Tax authority with respect thereto, and (B) to give the Seller reasonable written notice and receive the consent of the Seller, which consent shall not be unreasonably withheld, prior to transferring, destroying or discarding any such books and records.
     (f) Conduct of Tax Controversy Proceedings. The Buyer shall have the sole right to control and make all decisions regarding the interests of any Applicable Entity in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which the Seller is responsible and has agreed to indemnify the Buyer pursuant to Section 9.02(c) hereof, (a) the Buyer and the Seller shall cooperate in the conduct of any audit or proceeding relating to such period and (b) the Seller shall have the right to participate in such audit or proceeding at the Seller’s sole cost and expense.
     (g) Certificate of Non-Foreign Status. The Seller shall deliver at Closing a certificate of its non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2).
     (h) Tax Treatment. Except to the extent such treatment is inconsistent with other provisions of this Agreement, any payments made pursuant to the provisions of this Section

5.08 shall be treated by the Buyer and the Seller for income Tax purposes as an adjustment to the Purchase Price.
     SECTION 5.09 Termination of Agreements. Except as set forth on Schedule 5.09, at or prior to the Closing, all Intercompany Contracts shall be terminated as between any Applicable Entity, on the one hand, and the Seller or any of its post-Closing Related Persons, on the other hand, without any further force and effect, and there shall be no further obligations or Liabilities of any of the relevant parties thereunder following the Closing. All accounts between any Applicable Entity, on the one hand, and the Seller or any of its post-Closing Related Persons, on the other hand, shall be settled in full prior to the Closing Date.
     SECTION 5.10 Financing.
     (a) The Buyer shall use its commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Financing Commitments.
     (b) Prior to Closing, in order to assist with the Financing, the Seller shall, and shall cause the Applicable Entities to, provide such commercially reasonable assistance and cooperation as the Buyer and its affiliates may reasonably request, including, but not limited to, cooperation in the preparation of any offering memorandum, confidential information memorandum, bank book or similar document, rating agency presentations and business projections, using their commercially reasonable efforts to obtain customary “comfort” letters and legal opinions, furnishing the Buyer and its financing sources with financial and other pertinent information regarding the Applicable Entities as may reasonably be requested, cooperating with administrative agents, initial purchasers or placement agents, entering into customary agreements with lenders, administrative agents, underwriters, initial purchasers or placement agents, facilitating the pledge of collateral, including, without limitation, taking any actions and executing any documents reasonably requested by the Buyer in connection therewith, and making senior management of the Seller and the Applicable Entities reasonably available for facilitating customary due diligence and participation in meetings and customary bank or “roadshow” presentations. The Buyer shall, upon request by the Seller, reimburse the Seller for all reasonable out-of-pocket costs incurred by the Seller in connection with any of the activities described in this Section 5.10(b)
ARTICLE VI
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE
        The Buyer’s obligation to purchase the Purchased Interests and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     SECTION 6.01 Accuracy of Representations. All of the representations and warranties of the Seller set forth in this Agreement which are qualified by materiality or material adverse effect or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and all of the representations and warranties of the Seller set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date), and the Buyer shall have received a certificate signed by an officer of the Seller and dated the Closing Date to such effect.
     SECTION 6.02 Seller’s Performance. The Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing, including without limitation the applicable covenants contained in Article V, in all material respects, and the Buyer shall have received a certificate signed by an officer of the Seller and dated the Closing Date to such effect.
     SECTION 6.03 Consents. The Seller shall have obtained and shall have delivered to the Buyer, in each case, in form and substance reasonably acceptable to the Buyer, copies of all Governmental Authorizations (other than the China Approval) required to be obtained (or the expiration or termination of any required waiting period) by the Seller or any the Applicable Entities in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions.
     SECTION 6.04 No Proceedings. There must not have been commenced or threatened against any Person any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     SECTION 6.05 No Prohibition. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall be in effect, and no Legal Requirement shall have been enacted or shall be deemed applicable to the Contemplated Transactions which makes the consummation of the Contemplated Transactions illegal.
     SECTION 6.06 Receipt of Financing. Each of the conditions (including the negotiation and execution of definitive documentation reasonably satisfactory to the Buyer) set forth in the Financing Commitments shall have been satisfied and the Buyer shall have received the proceeds of the financings contemplated by the Financing Commitments, in the amounts and on the terms set forth therein.
     SECTION 6.07 Escrow Agreements. The Seller and the Escrow Agent shall have each executed and delivered the Indemnity Escrow Agreement and the Purchase Price Escrow Agreement.
     SECTION 6.08 Pay-Off Letters. The Seller shall have delivered to the Buyer executed copies of the Transaction Costs Pay-Off Letters, each of which shall be in form and substance reasonably acceptable to the Buyer.

     SECTION 6.09 Confidentiality, Noncompetition, Nonsolicitation, an Nondisparagement Agreements. Each of the persons set forth on Schedule 6.09 shall have executed and delivered to the Buyer a Confidentiality, Noncompetition, Nonsolicitation and Nondisparagement Agreement in a form reasonably acceptable to the Buyer.
     SECTION 6.10 CO2LD Agreement. The Buyer, the Seller, Jeff Scott and CO2LD, LLC, if appropriate, shall have entered into agreements in form and substance reasonably acceptable to the Buyer pursuant to which (i) the Buyer will be assigned a 50.67% economic interest in CO2LD, LLC (which may take the form of an equity interest or a contractual right as agreed to by the parties), (ii) each of the holders of equity interests in CO2LD, LLC will grant the Buyer a customary right of first refusal with respect to any future transfer of such equity interests to a third party (which right of first refusal will provide that the Buyer will have the opportunity to purchase all such equity interests at a price equal to 49.33% of the price offered by such third party) and (iii) CO2LD, LLC and each of the holders of equity interests in CO2LD, LLC will agree that, in connection with any sale of CO2LD, LLC to any third party (whether pursuant to an equity transfer, merger, asset sale or similar disposition transaction or liquidity event), contemporaneously with any distributions or proceeds being received by any of the holders of equity interests in CO2LD, LLC, the Buyer will receive an amount equal to 50.67% of the net proceeds received by CO2LD or such equity holders, as applicable, in connection with such sale. Any non-equity arrangement shall be tax neutral to the members of CO2LD, LLC when compared to an equity interest arrangement.
ARTICLE VII
CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE
          The Seller’s obligation to sell the Purchased Interests and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):
     SECTION 7.01 Accuracy of Representations. All of the representations and warranties of the Buyer set forth in this Agreement which are qualified by materiality or material adverse effect or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and all of the representations and warranties of the Buyer set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date), and the Seller shall have received a certificate signed by an officer of the Buyer and dated the Closing Date to such effect.
     SECTION 7.02 Buyer’s Performance. The Buyer shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing, including without limitation the applicable covenants contained in Article V, in all material respects, and the Seller shall have received a certificate signed by an officer of the Buyer and dated the Closing Date to such effect.
     SECTION 7.03 No Proceedings. There must not have been commenced or threatened against any Person any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     SECTION 7.04 No Prohibition. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall be in effect, and no Legal Requirement shall have been enacted or shall be deemed applicable to the Contemplated Transactions which makes the consummation of the Contemplated Transactions illegal.
     SECTION 7.05 Escrow Agreements. The Buyer and the Escrow Agent shall have each executed and delivered the Indemnity Escrow Agreement and the Purchase Price Escrow Agreement.
     SECTION 7.06 HSR Approval. The waiting period applicable to the consummation of the Contemplated Transactions under the HSR Act shall have expired or been terminated.
ARTICLE VIII
TERMINATION
     SECTION 8.01 Termination Events. This Agreement may be terminated at any time prior to the consummation of the Closing under the following described circumstances:
     (a) upon the mutual written consent of the Buyer and the Seller;
     (b) by the Buyer upon delivery of written notice thereof to the Seller if (i) the Buyer is not then in material Breach of this Agreement and (ii) there shall have been any Breach by the Seller (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which Breach or Breaches (A) would give rise to the failure of a condition set forth in Section 6.01 or 6.02 and (B) shall not have been cured within ten (10) days following receipt by the Seller of written notice from the Buyer of such Breach or such longer period in the event that (x) such Breach cannot reasonably be expected to be cured within such 10-day period but could reasonably be expected to by cured prior to the Outside Closing Date, and (y) the Seller is diligently pursuing such cure;
     (c) by the Seller upon delivery of written notice thereof to the Buyer if (i) the Seller is not then in material Breach of this Agreement and (ii) there shall have been any Breach by the Buyer (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which Breach or Breaches (A) would give rise to the failure of a condition set forth in Section 7.01 or 7.02 and (B) shall not have been cured within ten (10) days following receipt by the Buyer of written notice from the

Seller of such Breach or such longer period in the event that (x) such Breach cannot reasonably be expected to be cured within such 10-day period but could reasonably be expected to by cured prior to the Outside Closing Date, and (y) the Buyer is diligently pursuing such cure;
     (d) by either the Buyer or the Seller upon delivery of written notice thereof to the other party hereto in the event that an injunction, restraining order or other Order restraining or prohibiting the consummation of the Contemplated Transactions shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (d) shall have used its commercially reasonable efforts to have such order, injunction or other Order vacated;
     (e) by either the Buyer or the Seller upon delivery of written notice thereof to the other party hereto if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement unless good faith efforts were used to comply or to cure noncompliance) on or before September 9, 2007 or such later date as the parties may agree in writing or such earlier date when events have occurred which make it impossible to close the Contemplated Transaction by September 9, 2007 (the “Outside Closing Date”).
     SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its Related Persons, trustees, directors, officers, shareholders or Representatives and all rights and obligations of each party hereto shall cease except for the agreements contained in Article X; provided that the termination of this Agreement will not relieve a Breaching party from liability for any Breach of this Agreement before its termination.
ARTICLE IX
INDEMNIFICATION; REMEDIES
     SECTION 9.01 Survival of Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations, warranties, covenants and agreements of the Buyer and the Seller contained in this Agreement, any other Transaction Document and any certificate or other document provided hereunder or thereunder shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of eighteen (18) months following the Closing, except for (i) the representations and warranties set forth in Sections 3.01 (Organization and Good Standing), 3.02 (Authority; No Conflict), 3.03 (Title to Purchased Interests), 3.04 (Capitalization) and 3.22 (Brokers or Finders) (collectively, the “Fundamental Representations”) which shall survive indefinitely, (ii) the representations and warranties set forth in Sections 3.10 (Taxes), 3.11 (Employee Benefits) and 3.17 (Environmental Matters) which shall survive for a period of twenty four (24) months following the Closing, and (iii) the agreements and covenants set forth in Article 5 or otherwise set forth herein (to the extent that, in each such case, such agreement or covenant expressly requires performance by any party hereto following the Closing) which shall survive indefinitely except as they may be limited by a specific period of time expressly set forth therein; provided, however, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this sentence will continue to survive if a claim for indemnification based upon a Breach of such representation, warranty, covenant or agreement shall have been given prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX.
     SECTION 9.02 Indemnification by the Seller. Except as limited by Section 9.05, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer, the Applicable Entities and their respective Representatives and Related Persons (each, a “Buyer Indemnified Party”) from and against, and the Seller shall promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all Losses, whether or not involving a third-party’s claim, sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising directly or indirectly out of or otherwise by virtue of:
     (a) (x) any Breach of any Fundamental Representation made by the Seller (a “Fundamental Seller Breach”), (y) any Wuhan Crown Breach, or (z) any Breach (other than a Wuhan Crown Breach) of any other representation or warranty made by the Seller in this Agreement or any of the other Transaction Documents;
     (b) any Breach of any covenant or other obligation of the Seller in this Agreement or any of the other Transaction Documents (a “Seller Covenant Breach”);
     (c) any Liability (a “Tax Liability”) for Taxes (i) of the Seller, (ii) of any Applicable Entity that are (x) attributable to a Pre-Closing Tax Period or (y) attributable to the portion of any Straddle Period up to and including the Closing Date, in each case, except to the extent that any such Liability for Taxes is taken into account in computing the Net Working Capital Adjustment Amount as finally determined in accordance with Section 2.05, (iii) under U.S. Treasury Regulation section 1.1502-6 (or any similar provision under state, local or foreign law) attributable to any Person other than the Applicable Entities or (iv) resulting from the failure of (A) the Seller to qualify as an S-corporation within the meaning of IRC Section 1361 and 1362 at any time on or prior to the Closing Date or (B) Crown Iron Works to qualify as a “qualified subchapter S subsidiary” within the meaning of IRC Section 1361(b)(3) at any time prior to the Closing Date; provided, that, for the purposes of clause (c)(ii), in each case of Straddle Period, (A) there shall be a deemed short taxable year ending on and including the Closing Date and a second deemed short taxable year beginning on and including the day after such date and (B) any Taxes for such Straddle Period shall be apportioned between the pre-Closing Date period and post-Closing Date period in accordance with Section 5.08(b); or
     (d) the Ukraine Matter.
     SECTION 9.03 Indemnification by the Buyer. Except as limited by Section 9.05, from and after the Closing, the Buyer agrees to indemnify, defend and hold harmless the Seller and its Representatives and Related Persons (each, a “Seller Indemnified Party”) from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses, whether or not involving a third-party’s claim, sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising directly or indirectly out of or otherwise by virtue of:

     (a) any breach of or any inaccuracy in any representation or warranty made by the Buyer in this Agreement or any of the other Transaction Documents; or
     (b) any breach of or failure to perform any covenant or obligation of the Buyer in this Agreement or any of the other Transaction Documents (a “Buyer Covenant Breach”).
     SECTION 9.04 Indemnification Procedure.
     (a) Third-Party Claims. Except in case of claims with respect to Taxes, any contest of which shall be conducted pursuant to Section 5.08(f), within 20 days after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the assertion or the commencement of any proceeding by a third-party with respect to any matter for which such Indemnified Party will seek indemnity under Section 9.02 or 9.03, the Indemnified Party shall give written notice thereof to the party obligated to indemnify Indemnified Party (the “Indemnifying Party”), which notice shall include a description of the proceeding, the amount thereof (if known and quantifiable) and the basis for the proceeding (if known), and thereafter shall keep the Indemnifying Party reasonably informed with respect thereto; provided, however, that any delay in the Indemnified Party’s delivery of such notice to the Indemnifying Party shall not prejudice the Indemnified Party’s right to receive indemnification unless, and then only to the extent that, the Indemnifying Party is actually prejudiced by such delay. Any Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred between the date Indemnified Party provides to the Indemnifying Party notice of the claim and the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction or equitable relief against the Indemnified Party; (3) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (4) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (5) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding. If the Indemnifying Party shall control the defense of any such claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification hereunder by such Indemnifying Party and (ii) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, before consenting to the entry of any judgment in respect of or entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such entry, settlement or cessation, (x) injunctive or other equitable relief will be imposed against the Indemnified Party, (y) such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such claim without prejudice, or (z) it result in Losses or Liabilities to the Indemnified Party which, when taken together with other existing claims under this Article IX, would not be fully indemnified hereunder.
     (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought which notice shall include the amount or estimated amount of such claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the estimated amount of such claim, or fails to notify the Indemnified Party within 30 days after delivery of a notice of a claim that the Indemnifying Party disputes the claim or the estimated amount of the claim, the estimated amount of the claim specified in such notice shall be deemed conclusively to be a Loss that, subject to the other provisions of this Article IX, is to be indemnified hereunder. If the Indemnifying Party does so notify the Indemnified Party, the Indemnified Party and the Indemnifying Party will proceed, in good faith, to agree on the amount, if any, of such indemnification claim. If the Indemnified Party and Indemnifying Party are unable to agree on the amount of such indemnification claim within thirty (30) days after such notice by the Indemnifying Party to the Indemnified Party, then either party may commence a litigation proceeding with respect to such claim.
     SECTION 9.05 Limitations on Indemnities.
     (a) Deductible. Notwithstanding Sections 9.02 and 9.03 and except with respect to the Ukraine Matter or any Unrestricted Claim, neither the Seller nor the Buyer shall have any obligation to provide indemnification under Section 9.01 or 9.02, as applicable, unless and until such time as the aggregate amount of all Losses for which the Buyer Indemnified Parties or Seller Indemnified Parties would otherwise be entitled to receive indemnification hereunder exceeds an aggregate threshold of $1,000,000 (the “Indemnity Threshold”), and in such case, the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to recover the amount of such claims only in excess of the Indemnity Threshold.
     (b) Aggregate Cap. Notwithstanding Sections 9.02 and 9.03 and except with respect to any Unrestricted Claim, (x) the aggregate indemnification liability of the Seller or the Buyer (as the case may be) under this Article IX (including, with respect to the Seller, in connection with a Wuhan Crown Breach and any claims in respect of the Ukraine Matter) shall in no event exceed $16,000,000, (y) the aggregate indemnification liability of the Seller under Section 9.02(a) with respect to a Wuhan Crown Breach shall in no event exceed the Wuhan Crown Breach Cap, and (z) the aggregate indemnification liability of the Seller under

Section 9.02(d) with respect to the Ukraine Matter shall in no event exceed the Ukraine Matter Cap.
     (c) Calculation of Losses.
     (i) For purposes of determining the amount of any Losses under Sections 9.02 or 9.03, such amount shall exclude any and all consequential, lost profits or revenues, cost of capital, loss of business reputation or opportunity, or special and punitive damages, except to the extent such damages were actually awarded, paid or incurred in a third party claim.
     (ii) For purposes of determining the amount of any Losses under Sections 9.02 or 9.03, all qualifications as to materiality or material adverse effect contained in any representation or warranty shall be disregarded.
     (iii) For purposes of determining the amount of any Losses under Sections 9.02 or 9.03, the amount of any Losses shall be (a) reduced by the Tax benefit actually received by the Indemnified Party from the Tax deductible costs and expenses within the indemnified Losses and (b) increased by any Tax detriment actually suffered by the Indemnified Party as a result of the indemnified Losses, including any Taxes imposed on the Indemnified Party with respect to the receipt of any indemnity payment made under this Article IX.
     (d) Insurance Proceeds. Any indemnity payment due hereunder shall be reduced by any insurance proceeds actually realized by and paid to the applicable Indemnified Party under any insurance policy in respect of the applicable Loss (net of any related costs and expenses, including any correspondent increase in insurance premiums or other charge backs); provided, that this clause (d) shall not be deemed to impose any obligation upon and Applicable Entity or any Buyer Indemnified Party to bring any lawsuit or effect any other extraordinary action to seek recovery from any insurance carrier for any such Losses.
     (e) Source of Recourse.
     (i) General Indemnity Recourse. The Buyer Indemnified Parties’ sole source of recourse for indemnifiable Losses under Section 9.02 (other than in respect of an Unrestricted Claim) shall be the right to seek recourse from the funds then contained in the Indemnity Escrow Account in accordance with the Indemnity Escrow Agreement.
     (ii) Unrestricted Claims. Notwithstanding the foregoing provisions of this clause (e), although the Buyer Indemnified Parties shall have the right to seek recourse from the funds then contained in the Indemnity Escrow Account in connection with any Unrestricted Claim, the Buyer Indemnified Parties shall additionally have the right, subject to the other limitations contained in this Section 9.05, to seek recourse directly from the Seller in respect of any such Unrestricted Claim.

     SECTION 9.06 Treatment of Indemnification Payments. The parties agree to treat any indemnification payments made pursuant to this Article IX as adjustments to the Purchase Price for income Tax purposes (which treatment the Buyer and the Seller acknowledges is consistent with current Tax provisions of applicable Legal Requirements) unless they are required to treat such payments otherwise as a result of a change in the Tax provisions of applicable Legal Requirements or interpretation thereof in a court case or binding regulation.
     SECTION 9.07 Exclusive Remedy after Closing. The indemnification provisions of this Article IX shall (in the absence of fraud, willful misconduct or intentional breach), after the Closing, be the sole and exclusive remedy (other than equitable remedies) of the parties for any breach of the obligations, covenants, agreements, representations and warranties set forth in this Agreement, or for any other claims or causes of actions arising out of, relating to or in connection with the transactions contemplated hereby or thereby, whether based upon breach of contract, tort or otherwise.
ARTICLE X
GENERAL PROVISIONS
     SECTION 10.01 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.
     SECTION 10.02 Confidentiality. Between the date of this Agreement and the Closing Date, the Buyer and the Seller will maintain in confidence, and will cause their respective Representatives and, in the case of the Seller, the Applicable Entities and their Representatives to maintain in confidence, any written, oral or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.
     SECTION 10.03 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to the Seller:	Cliff Anderson
5809 Vernon Lane
Edina, MN 55436

with a copy (which shall
not constitute notice) to:	Fredrikson & Byron, P.A.
200 Second Avenue, Suite 4000
Minneapolis, Minnesota 55402
Attention: Thomas B. Archbold

If to the Buyer:	CPM Acquisition Corporation
2975 Airline Circle
Waterloo, IA 50703
Attention: Ted D. Waitman

with a copy (which shall
not constitute notice) to:	Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019
Attention: Thomas M. Vitale, Esq.
     SECTION 10.04 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     SECTION 10.05 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     SECTION 10.06 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including that certain letter agreement, dated February 6, 2007, among the Buyer and Crown Iron Works), with the exception of the Non-Disclosure Agreement, dated October 17, 2006, among the Buyer and Crown Iron Works (which shall survive until the Closing), and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     SECTION 10.07 Assignments, Successors and No Third-Party Rights. The Buyer may not assign any of its rights or obligations under this Agreement without the prior consent the Seller, and the Seller may not assign any of its rights or obligations under this Agreement without the prior consent of the Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     SECTION 10.08 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
     SECTION 10.09 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, (i) the word “including” does not limit the preceding words or terms and (ii) the word “dollar” or “dollars” and the symbol “$” mean U.S. dollars.
     SECTION 10.10 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of law principles.
     SECTION 10.11 Jurisdiction; Waiver of Jury Trial. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the Contemplated Transactions or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the District of Minnesota, Fourth Division, or, if such court does not have subject matter jurisdiction, the state courts of Minnesota located in Hennepin County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Each party hereby waives to the fullest extent permitted by Legal Requirements, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Contemplated Transactions or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.11.
     SECTION 10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures Follow]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

CROWN HOLDINGS, INC.

By:	/s/ Clifford I. Anderson
Name:	Clifford I. Anderson
Title:	President

CROWN ACQUISITION CORP.

By:	/s/ Ted Waitman
Name:	Ted Waitman
Title:	Chief Executive Officer